Exhibit 10.1

THE MANUFACTURERS LIFE

INSURANCE COMPANY

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PRIMUS TELECOMMUNICATIONS

CANADA INC.

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3082833 NOVA SCOTIA COMPANY

SECOND AMENDED AND RESTATED LOAN AGREEMENT

FOGLER, RUBINOFF LLP

Suite 1200,

95 Wellington Street West

Toronto-Dominion Centre

Toronto, Ontario

M5J 2Z9

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2

1.1 INTERPRETATION	2
1.2 SCHEDULES	9
1.3 ACCOUNTING PRINCIPLES	9
1.4 BUSINESS DAY	10
1.5 PERMITTED LIENS	10

ARTICLE 2 THE LOAN	10

2.1 CREDIT	10
2.2 ADVANCE	10
2.3 LETTERS OF CREDIT	10

ARTICLE 3 PAYMENT OF PRINCIPAL AND INTEREST	11

3.1 PAYMENT OF INTEREST	11
3.2 INTEREST ON CHARGES	11
3.3 YEAR	12
3.4 MAXIMUM INTEREST RATE	12
3.5 PLACE AND MANNER OF PAYMENT	12
3.6 NO SET-OFF	13

ARTICLE 4 PREPAYMENT AND REPAYMENT	13

4.1 MANDATORY REPAYMENT OF PRINCIPAL	13
4.2 PREPAYMENT OF PRINCIPAL	13
4.3 NOTICE OF PREPAYMENT	14

ARTICLE 5 SECURITY	14

5.1 SECURITY FOR ADVANCE	14
5.2 NO PREJUDICE	15
5.3 FORM OF SECURITY	15
5.4 REGISTRATION OF SECURITY	16
5.5 RANKING OF SECURITY	16
5.6 SUPPLEMENTAL SECURITY	16
5.7 PARAMOUNTCY	17
5.8 PROHIBITED SECURITY	17
5.9 CHANGE OF ENTITY	17

ARTICLE 6 REPRESENTATIONS AND WARRANTIES	18

6.1 REPRESENTATIONS AND WARRANTIES	18
6.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	25

ARTICLE 7 CONDITIONS OF CLOSING	25

7.1 CLOSING CONDITIONS	25
7.2 CONDITIONS FOR SUBSEQUENT ADVANCES	27
7.3 MATERIAL INACCURACY	27
7.4 CONDITIONS SOLELY FOR LENDERS' BENEFIT	28

ARTICLE 8 COVENANTS	28

8.1 POSITIVE COVENANTS	28
8.2 NEGATIVE COVENANTS	35
8.3 AGENT ENTITLED TO PERFORM COVENANTS.	39
8.4 CERTAIN PERMITTED TRANSACTIONS.	40

ARTICLE 9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	40

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9.1 SURVIVAL.	40

ARTICLE 10 EVENTS OF DEFAULT	40

10.1 DEFAULT	40
10.2 ACCELERATION	43
10.3 CONSULTANT	43
10.4 REMEDIES CUMULATIVE	44
10.5 BENEFIT OF SECURITY; SET-OFF; SHARING OF PAYMENT	44

ARTICLE 11 FEES	44

11.1 EXPENSES	44
11.2 ARRANGEMENT FEE	44

ARTICLE 12 LENDER COVENANT	44

12.1 ONLINE AMALGAMATION	44

ARTICLE 13 THE AGENT	45

13.1 APPOINTMENT	45
13.2 INDEMNITY FROM LENDERS	45
13.3 EXCULPATION	45
13.4 RELIANCE ON INFORMATION	46
13.5 KNOWLEDGE AND REQUIRED ACTION	46
13.6 REQUEST FOR INSTRUCTIONS	47
13.7 EXCHANGE OF INFORMATION	47
13.8 THE AGENT, INDIVIDUALLY	47
13.9 RESIGNATION AND TERMINATION	47
13.10 ACTIONS BY LENDERS	47
13.11 PROVISIONS FOR BENEFIT OF LENDERS ONLY	48

ARTICLE 14 GENERAL	48

14.1 NO WAIVER OF RIGHTS	48
14.2 NO WAIVER OF DEFAULTS	48
14.3 NOTICES	48
14.4 METHOD OF PAYMENT	49
14.5 SUCCESSORS AND ASSIGNS	49
14.6 GOVERNING LAW	49
14.7 ENTIRE AGREEMENT	50
14.8 MODIFICATION	50
14.9 HEADINGS	50
14.10 NUMBER	50
14.11 WORDS AND PHRASES	50
14.12 PERMISSIBLE FORMS OF WRITING	51
14.13 STATUTORY REFERENCES	51
14.14 SEVERABLE PROVISIONS	51
14.15 EXECUTION OF ADDITIONAL DOCUMENTS	51
14.16 OTHER DEFINITIONAL TERMS	51
14.17 COUNTERPARTS	51
14.18 CONFLICT	51

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SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS AGREEMENT dated as of the 25th day of January, 2006

A M O N G:

PRIMUS TELECOMMUNICATIONS CANADA INC.,

a company amalgamated under the laws of the Province of Ontario

(hereinafter called the “Borrower”)

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3082833 NOVA SCOTIA COMPANY

a unlimited liability company amalgamated under the laws of Nova Scotia

(hereinafter called the “Shareholder”)

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THE MANUFACTURERS LIFE INSURANCE COMPANY,

a corporation incorporated under the laws of Canada and each other financial institution or person which is now or hereafter becomes a signatory hereto

(hereinafter called the “Lenders”)

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THE MANUFACTURERS LIFE INSURANCE COMPANY,

a corporation incorporated under the laws of Canada

(hereinafter called the “Agent”)

WHEREAS a predecessor to the Borrower, a predecessor to the Shareholder, the Lenders and the Agent entered into a loan agreement dated for reference February 11th, 2003 to provide the Borrower with a secured non-revolving term loan credit facility;

AND WHEREAS the aforesaid loan agreement was amended by a First Amendment to the Loan Agreement dated March 18th, 2003 and by a Second Amendment to the Loan Agreement dated December 8, 2003;

AND WHEREAS the aforesaid loan agreement was amended and restated pursuant to an Amended and Restated Loan Agreement dated April 8, 2004;

AND WHEREAS the said amended and restated loan agreement was amended by an amendment to the loan agreement dated October 5, 2004;

AND WHEREAS the Borrower has requested and the Lenders have agreed to extend the maturity date of the secured non-revolving term loan credit facility;

AND WHEREAS the parties hereto desire to set forth the terms and conditions that shall govern the establishment and continuation of the said secured term loans and to amend and restate the aforesaid amended and restated loan agreement, as amended;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set out and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) it is agreed by the parties hereto as follows:

ARTICLE 1

INTERPRETATION

1.1 Interpretation

In this agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the following meanings respectively:

(a)	“Act” means the Business Corporations Act (Ontario) as in effect on the date hereof;

(b)	“Advances” means the principal amount of all outstanding advances or drawings of the Loan;

(c)	“Affiliate” of any Person means any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, and for the purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise;

(d)	“Agent” means The Manufacturers Life Insurance Company as agent for the Lenders in the manner and to the extent described here as such, its successors and permitted assigns;

(e)	“Annual Business Plan” means, in respect of any Fiscal Year, the annual business plan with respect to the operations of the Borrower for such Fiscal Year, approved by the board of directors of the Borrower containing a forecasted balance sheet, statement of profits and losses and statement of changes in financial position and such other information that is, or can be, prepared internally by the Borrower, as is reasonably requested by any Lender, all in such detail as such Lender may reasonably require;

(f)	“Applicable Law” shall mean, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty, directive or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter, and shall also include any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

(g)	“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”;

(h)	“Associate” has the meaning given in the Act;

(i)	“Business” means the business of the provision of telecommunication, internet services and equipment and professional, advertising and other services and products offered to the Borrower’s customers;

(j)	“Business Day” means any day other than a Saturday, Sunday or a day on which financial institutions generally are closed for business in Toronto, Ontario;

(k)	“Capital Expenditures” as used herein means any expenditures made which, in accordance with GAAP, are chargeable to a capital or a fixed asset account and include, without limitation, real estate, Capital Lease Obligations and expenditures made in connection with the acquisition of fixed assets, machinery and/or equipment;

(l)	“Capital Lease Obligations” of any Person at any time means any obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) personal property which obligations are required to be classified and accounted for as liabilities on a balance sheet prepared in accordance with GAAP;

(m)	“Cash and Cash Equivalents” means cash held in specie or on deposit in banks, trust companies or other financial institutions where the funds on deposit can be withdrawn immediately or within 6 months of the date of determination;

(n)	“CLEC” means Globility and MIPPS or either of them;

(o)	“Closing Date” means January 31, 2006, or such earlier or later date as may be mutually agreed upon by the parties hereto;

(p)	“Consolidated” means, when used to describe the calculation of any amount relating to any Person and/or its subsidiaries, consolidated in accordance with GAAP;

(q)	“Consolidated Net Income” means, in respect of any Person for any fiscal period, the consolidated net earnings of such Person for such fiscal period after deductions on account of income taxes, as classified and calculated in accordance with GAAP;

(r)	“Current Assets” of any Person at any time means the value of all assets (calculated on a consolidated basis) of such Person at that time which, in accordance with GAAP, would normally be regarded as current, save and except for any portion thereof recorded on account of (i) deferred income taxes and (ii) deferred marketing costs;

(s)	“Current Liabilities” of any Person at any time means the aggregate of all liabilities (calculated on a consolidated basis) of such Person at that time which, in accordance with GAAP, would normally be regarded as current other than:

(i)	the principal amount of the Loan then outstanding;

(ii)	obligations to vendors in connection with acquisitions approved by the Lenders in accordance with Section 8.2(k) hereof during the term of this Agreement as the same may be amended, modified, supplemented or restated from time to time; and

(iii)	deferred revenue and accrued carrier costs of acquired companies whose acquisition was approved by the Lenders in accordance with Section 8.2(k) hereof;

(t)	“Current Ratio” at any time means the fraction, the numerator of which shall be Current Assets at that time and the denominator of which shall be Current Liabilities at that time;

(u)	“Dollars” or “$” and all statements of or reference to dollar amounts mean lawful money of Canada, except as otherwise specifically provided;

(v)	“EBITDA” means, in respect of any Person and in respect of any fiscal period, the Consolidated Net Income calculated on a consolidated basis for such fiscal period plus:

(i)	amounts deducted in calculating the Consolidated Net Income in respect of depreciation and amortization; plus

(ii)	amounts deducted in calculating the Consolidated Net Income in respect of Interest Expense; plus

(iii)	amounts deducted in calculating the Consolidated Net Income in respect of income taxes, whether or not deferred; plus

(iv)	amounts deducted in calculating Consolidated Net Income in respect of intercorporate fees permitted hereunder;

from which total shall be excluded any addition or deduction, as the case may be, relating to:

(v)	any gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business; and

(vi)	any other extraordinary, non-recurring or unusual items, all calculated in accordance with GAAP;

Notwithstanding the above, for the purpose of calculating the EBITDA of the Borrower, the EBITDA of Globility (calculated on a consolidated basis) shall be added to the EBITDA of the Borrower calculated on the basis that Globility is a wholly owned subsidiary of the Borrower.

(w)	“Environmental Laws” means all Applicable Laws relating in full or in part to the protections of the environment, product liability and employee and public health and safety, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances;

(x)	“Event of Default”, “Events of Default” and “Default” have the respective meanings set out in Article 10 hereof;

(y)	“Financial Statements” means the audited consolidated financial statements of the Shareholder for the fiscal years ending December 31, 2003 and 2004 and the unaudited consolidated financial statements of the Shareholder and unconsolidated financial statements of the Borrower for the fiscal year ending December 31, 2005, respectively;

(z)	“Forward Subscription Agreement” means the Forward Subscription Agreement between the Borrower and the Immediate Parent dated the 1st day of March, 2004;

(aa)	“GAAP” means, subject to Section 1.3, generally accepted accounting principles in Canada, consistently applied from period to period;

(bb)	“Globility” means Globility Communications Corporation, a company incorporated under the laws of Canada, its successors and assigns;

(cc)	“Globility Guarantee and Security Agreement” means the guarantee and general security agreement dated April 8, 2004 given by the Borrower to the Agent as security for the $3 million dollar non-revolving term loan provided to Globility by the Lenders;

(dd)	“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

(ee)	“Hazardous Substance” means any solid, liquid, gas, odor, heat, sound, vibration or radiation, or combination thereof, that may impair the natural environment, injure or damage human or other animal life, plant life, or property or impair the health of any individual including, without limitation, useful products such as petroleum, asbestos-containing materials, lead-based paint, polychlorinated biphenyl-containing fluids, urea-formaldehyde foam and any substance named or listed as hazardous, toxic, adulterated, misbranded, or dangerous in any Environmental Law;

(ff)	“Immediate Parent” means Primus Telecommunications International, Inc., a Delaware corporation, its successors and assigns;

(gg)	“Indentures” means:

(i)	Indenture, dated October 15, 1999, between Ultimate Parent and Wachovia Bank, N.A.;

(ii)	Indenture, dated February 24, 2000, between Ultimate Parent and Wachovia Bank, N.A.;

(iii)	Indenture dated January 16, 2004, among Ultimate Parent, Intermediate Parent and Wachovia Bank, N.A.; and

(iv)	Indenture dated September 15, 2003, between Ultimate Parent and Wachovia Bank, N.A.

(hh)	“Intercorporate Note” means the promissory note dated January 1, 2000 between the Borrower as debtor and the Shareholder as holder in the original principal amount of Cdn. $98,000,000.00 as amended by an amendment to promissory note dated February 11, 2003, as further amended by a second amendment to the promissory note dated October 5, 2004 and as further amended by a third amendment to the promissory note dated January 25, 2006;

(ii)	“Interest Expense” means, for any period, the aggregate of the amounts paid or payable by any Person during such period on account of interest for borrowed money (net of interest income), including the interest portion of Capital Lease Obligations, the amortization of deferred financing fees, all as determined in accordance with GAAP;

(jj)	“Intermediate Parent” means Primus Telecommunications Holding, Inc., a Delaware Corporation, its successors and assigns;

(kk)	“Lenders” means The Manufacturers Life Insurance Company and each other financial institution or person which is now or becomes a signatory hereto and “Lender” means any one of them;

(ll)	“Leverage Ratio” of a Person at any time means the fraction, the numerator of which is Total Debt of such Person and the denominator of which shall be EBITDA for the most recently completed four fiscal quarters of such Person;

(mm)	“Lien” shall mean any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), security interest or other encumbrance of any nature however arising, or any other security agreement or other arrangement creating in favour of any creditor a right in respect of any particular property that is prior to the right of any other creditor in respect of such property, and includes any blocked account arrangement, title retention and the right of a lessor relative to a Capital Lease Obligation;

(nn)	“Loan” has the meaning set out in Section 2.1 hereof;

(oo)	“Loan Agreement” or “Agreement” means this agreement entitled “Loan Agreement” and all instruments supplemental hereto or in amendment or confirmation hereof. The expressions “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section, Subsection or Schedule of this Agreement, respectively;

(pp)	“Loan Documents” means this Agreement, the Promissory Note, the Security, and any and all documents, trust deeds, intercreditor agreements, certificates and instruments delivered by either Obligor or the Parents or any Affiliates thereof to the Lenders or the Agent whether on, before or after execution hereof, including any and all amendments, replacements and supplements thereto or thereof made from time to time;

(qq)	“Loan Interest Rate” or means seven and three quarters (7.75%) percent per annum;

(rr)	“Make Whole Premium” has the meaning set out on Schedule A hereof;

(ss)	“Material Adverse Effect” means a material adverse effect (i) on or in relation to the financial condition, operations, assets, liabilities, business, prospects or properties of the Obligors, or on or in relation to the Borrower’s ability to carry on the Business (or a significant portion thereof), or (ii) on or in relation to the ability of an Obligor to perform its obligations under the Loan Documents or under any Material Contracts to which it is a party, and “Material Adverse Change” means any event, change, circumstance or occurrence which has or may have a Material Adverse Effect;

(tt)	“Material Contract” means each agreement, arrangement or understanding entered into by any of the Obligors, whether written, oral or established by custom or practice, which, if not complied with, could reasonably be expected to have a Material Adverse Effect;

(uu)	“Maturity Date” means April 8, 2008;

(vv)	“Mipps” means Mipps Inc., a company amalgamated under the laws of the Province of Ontario, its successors and assigns;

(ww)	“Non-Arm’s Length Person” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada), and “Arm’s Length” shall have the opposite meaning;

(xx)	“Notes” means the indebtedness issued by the Parents under the Indentures;

(yy)	“Obligors” means the Borrower and the Shareholder and “Obligor” means any of them;

(zz)	“Operating Lease Obligations” means the obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) personal property or real property, which obligations are not required to be classified and accounted for as Capital Lease Obligations in accordance with GAAP;

(aaa)	“Parents” means the Immediate Parent, the Intermediate Parent and the Ultimate Parent;

(bbb)	“Permitted Encumbrances” means, collectively:

(i)	Liens for taxes, assessments, governmental charges or levies not at the time due and delinquent in respect of which each Obligor has set aside on its books reserves considered by the Lenders, acting reasonably, to be adequate therefor;

(ii)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Business, all in the ordinary course of the Business;

(iii)	the Lien created by the Term Debenture;

(iv)	Liens with respect to additional debt permitted pursuant to subsection 8.2(n)(iii) hereof;

(v)	statutory Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security statutory obligations; and

(vi)	the Liens described in Schedule B;

(ccc)	“Person” means any individual, sole proprietorship, partnership, limited partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

(ddd)	“Promissory Note” means the grid promissory note executed and delivered by the Borrower to the Agent on the Closing Date;

(eee)	“Restricted Subsidiary” shall have the meaning set forth in the Indentures;

(fff)	“Security” means the documents listed in Section 5.1 of this Agreement and all other documents and instruments provided from time to time by the Obligor and/or the Parents as security for the Loan;

(ggg)	“Shareholder” means 3082833 Nova Scotia Company, its successors and assigns;

(hhh)	“Term Debenture” means the debenture in the principal amount of $237,227,000 dated the 1st day of March, 2004 issued by the Borrower in favour of the Shareholder;

(iii)	“Total Debt” of any Person means the aggregate (calculated on a consolidated basis), without duplication, at the date of determination, of all liabilities, obligations and indebtedness of such Person and its subsidiaries, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, fixed or otherwise; provided that Total Debt shall not include (i) the Intercorporate Note, or (ii) any indebtedness that is specifically subordinated and postponed to the obligations of the Borrower, on terms satisfactory to the Agent to the obligations of the Borrower to the Agent and the Lenders;

(jjj)	“Ultimate Parent” means Primus Telecommunications Group, Incorporated, a Delaware corporation, its successors and assigns;

1.2 Schedules

The Schedules listed below and attached hereto form part of this agreement:

Schedule A	Lenders’ Make Whole Premium
Schedule B	Permitted Liens
Schedule 6.1(j)	Material Adverse Changes
Schedule 6.1(l)	Taxes
Schedule 6.1(m)	Outstanding Obligations
Schedule 6.1(o)	Leased Property
Schedule 6.1(q)	Insurance
Schedule 6.1(r)	Guarantees
Schedule 6.1(u)	Intellectual Property
Schedule 6.1(z)	Restrictions on Business
Schedule 6.1(cc)	Labour Matters
Schedule 7.1(i)	Litigation
Schedule 8.1(k)(iv)	Compliance Certificates
Schedule 8.2(o)	Management Fees

1.3 Accounting Principles

Any reference to GAAP includes the current accounting principles recommended by the Canadian Institute of Chartered Accountants in the “CICA Handbook” at the relevant time, or in the event that the matter is not covered in the CICA Handbook, principles having general acceptance among accounting professionals in Canada at the particular time. Accounting principles as they exist as of the date of this Agreement shall be consistently applied over the term of this Agreement unless otherwise required or recommended by the Canadian Institute of Chartered Accountants.

1.4 Business Day

If any action required by this Agreement is to be taken on a day which is not a Business Day, such action shall be taken on the next following Business Day, except in the case of any payment required to be made hereunder in which case such payment shall be made on the immediately preceding Business Day.

1.5 Permitted Liens

Except as expressly provided therein, any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE 2

THE LOAN

2.1 Credit

Subject to the terms and conditions hereof, including the Borrower’s fulfilment of the conditions precedent set out herein, the Lenders hereby agree to make available to the Borrower, on a non-revolving basis the sum of thirty-two million ($32,000,000) dollars (the “Loan”). All Advances to the Borrower shall be denominated in Cdn. Dollars. Advances shall each be in multiples of not less than one million ($1,000,000) dollars and shall be made available on not less than five (5) Business Days notice from the Borrower to the Agent provided that an Event of Default has not occurred and provided further that all conditions for such Advance have been satisfied. No Advances shall be permitted on or after the commencement of the twenty third month following the Closing Date.

2.2 Advance

The indebtedness resulting from each Advance of the Loan shall be evidenced by entries recorded by the Agent on the reverse side of the Promissory Note (the “Entries”) delivered April 8, 2004. The Entries shall be prima facie evidence of the amount of the Loan owing hereunder.

2.3 Letters of Credit

The parties acknowledge and agree that:

(a)	Notwithstanding the provisions of Section 2.1, the Borrower may request certain letters of credit to be issued by Manulife Bank of Canada to constitute an availment of the Loan;

(b)	the applicable letters of credit shall be one or more Letters of Credit (the “Letters of Credit”) issued by Manulife Bank of Canada on behalf of the Borrower or a Corporation designated by the Borrower, provided that (i) the face amount outstanding at any time of the issued Letters of Credit shall not exceed in aggregate five million ($5,000,000) dollars ( the “Letter of Credit Carve-out”), (ii) no Letters of Credit shall have an expiration date later than the Maturity Date and (iii) the form and content of each Letter of Credit shall be acceptable to each of the Borrower, the Lender and Manulife Bank of Canada;

(c)	the ability of the Borrower to utilize the Loan by way of Advances pursuant to Section 2.1 of the Loan Agreement and the availability of the Loan shall be reduced at any time by the aggregate of the face amounts of the Letters of Credit outstanding at such time;

(d)	any drawdown on any Letter of Credit will be reimbursed to Manulife Bank of Canada by way of an Advance made pursuant to the Loan Agreement on the same terms and conditions as any other Advance made pursuant to the Loan Agreement, and the amount of any such Advance shall no longer be available for utilization by way of Letter of Credit and the Letter of Credit Carve-out will be reduced by the amount of such Advance;

(e)	to the extent the Lenders are obliged to reimburse Manulife Bank of Canada with respect to any drawdown made under any Letter of Credit issued as set out in Section 2.3(d) above, any Advances made to so reimburse Manulife Bank of Canada shall be secured by the Security. Notwithstanding the terms hereof, if Manulife Bank of Canada requires any additional indemnity or other document executed to support the issuance of any Letter of Credit the Borrower agrees to provide such indemnities and other documents in connection therewith; and

(f)	the Borrower shall pay a fee to the Lenders in an amount equal to two (2.0%) percent per annum of the face value of Letter of Credit payable on the date of issuance thereof with the minimum fee for each Letter of Credit issued pursuant to the provisions of this Section 2.3 being two (2.0%) percent of the face value of each Letter of Credit.

ARTICLE 3

PAYMENT OF PRINCIPAL AND INTEREST

3.1 Payment of Interest

Interest on all Advances shall accrue and the Borrower shall be liable for and pay interest in respect of Advances made available to it, commencing on and from the date of Advance and continuing while the Loan or any part thereof is outstanding, both before and after maturity, demand, Default and judgment, at the Loan Interest Rate. Interest as aforesaid shall be calculated daily from the date of the First Advance and shall be payable monthly on the last day of each month in arrears.

3.2 Interest on Charges

Unless otherwise specifically provided herein, if any amount payable to the Agent or the Lenders hereunder or under any other Loan Document (including any amount payable under Sections 2.3, 3.1, 3.2, 10.2(b) and Article 11) is not paid when due, such amount will be subject to and bear interest payable on demand, at the Loan Interest Rate calculated as described in Section 3.1, with, in the case of overdue interest, interest on interest at such rate, compounded monthly, plus, to the extent permitted by Applicable Law, an additional 2% per annum. Such interest shall be calculated daily and compounded monthly in arrears both before and after maturity, the occurrence of an Event of Default, demand and judgement.

3.3 Year

Unless otherwise specified, all annual rates of interest referred to herein are based on a calendar year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be. For the purposes hereof, whenever interest is calculated on the basis of a period of other than three hundred and sixty-five (365) days, each rate of interest determined pursuant hereto expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the number of days in the calendar year in which the same is ascertained and divided by the number of days in the relevant interest period under consideration. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.4 Maximum Interest Rate

Notwithstanding anything herein to the contrary, in no event shall any interest rate or rates referred to above (together with other fees payable hereunder which are construed by a court of competent jurisdiction to be interest or in the nature of interest) exceed the maximum interest rate permitted by Applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder shall be reduced to the extent necessary so that such rates (together with any other fees which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by applicable law, and any overpayment of interest received by the Agent or the Lenders theretofore shall be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal on the Loan (and any Lender’s Make Whole Premium related thereto), as if the same were a prepayment of principal and treated accordingly hereunder.

3.5 Place and Manner of Payment

All payments of principal, interest (including under Section 3.6) and all other amounts payable to the Lenders shall be made by the Borrower to the Lenders at the Lenders’ addresses shown on the execution pages hereof by 2:00 p.m. (Toronto time) on the day specified herein for payment. Payments received after 2:00 p.m. (Toronto time) shall be considered as having been received on the next Business Day following receipt. The Lenders shall promptly notify the Borrower, the Agent and the other Lenders of any failure to receive payment. If any Lender so chooses, the Borrower shall make arrangements to authorize the Lender to debit automatically, by mechanical, electronic or manual means, any bank accounts maintained by the Borrower with such Lender (if any) for all amounts payable by the Borrower to such Lender under this Agreement, including the repayment of principal and the payment of interest and any other amounts due hereunder. Such Lender shall notify the Borrower as to the particulars of those debits in the normal course.

3.6 No Set-Off

All payments to be made by the Borrower or any other party pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off, withholding or deduction of any kind whatsoever except to the extent required by Applicable Law, and if any such set-off, withholding or deduction is so required and is made, the Borrower or any other party will, as a separate and independent obligation to each Lender, be obligated to pay to each Lender all such additional amounts as may be required to fully indemnify and save harmless such Lender from such set-off, withholding or deduction and as will result in the effective receipt by such Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement.

ARTICLE 4

PREPAYMENT AND REPAYMENT

4.1 Mandatory Repayment of Principal

Unless the Loan shall have been accelerated or otherwise required to be paid at an earlier date pursuant to the terms hereof, the Borrower shall repay the Loan as follows:

(a)	on the eighth day of each of April, July and October, 2007, the sum of one million ($1,000,000) dollars shall be repaid by the Borrower; and

(b)	the balance of the Loan and all other amounts due pursuant to this Agreement shall be repaid on the Maturity Date.

For greater certainty, no Make-Whole Premium is payable in respect of payments made pursuant to this Section 4.1.

4.2 Prepayment of Principal

(a)	The Borrower may not, except in accordance with paragraph (b) of this Section 4.2, prepay any amount of the Loan. Amounts prepaid under said paragraph (b) cannot thereafter be drawn down or re-borrowed by the Borrower.

(b)	The Borrower shall have the right, at any time, to prepay in whole or in part, all or any portion of the principal amount of the Loan then outstanding; provided that in connection therewith (i) the Borrower pays all accrued and unpaid interest on the principal portion of the Loan so prepaid to the date of payment, including all accrued and unpaid additional interest thereon under Sections 3.1 and 3.2, (ii) the minimum principal amount prepaid shall not be less than one million ($1,000,000) dollars, (iii) the Borrower provides written notice of such prepayment as required under Section 4.3, and (iv) the Borrower pays to the Lenders an additional amount, calculated by the Agent, equal to the Make Whole Premium (calculated in accordance with Schedule A, which calculation shall be conclusive, absent manifest error), calculated based on the amount of principal so prepaid or such lesser amount as is set out below:

PREPAYMENT DATE	MAKE WHOLE PREMIUM
Before 1st Anniversary of Loan Agreement	100% of Make Whole Premium

After 1st Anniversary and before 18 months After 18 Months	70% of Make Whole Premium 60% of Make Whole Premium

(c)	In the event that the Borrower (i) prepays the entire principal amount of the Loan then outstanding, in accordance with paragraph (b) of this Section 4.2 and (ii) has fulfilled all of its other obligations to the Lenders under this or any other Loan Document, the Lenders shall, at the Borrower’s cost, promptly enter into appropriate termination and release documentation and release and discharge all of the security held by the Lenders pursuant to Article 8 hereof.

4.3 Notice of Prepayment

The Borrower shall give written notice to the Agent and the Lenders at least four (4) days prior to the Borrower prepaying any principal amounts under the Credit. If a notice of prepayment is given, the Borrower shall prepay the amount designated in the notice of prepayment on the date so designated therein, together with accrued interest to the date of such prepayment and any applicable Make Whole Premium. Each notice of prepayment shall be irrevocable and binding upon the Borrower. All prepayments shall be made rateably amongst the Lenders. The Borrower shall indemnify the Agent and the Lenders against any loss or expense incurred by the Agent and the Lenders as a result of any failure on the part of the Borrower to prepay the amounts specified on the dates specified for such prepayment, including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds.

ARTICLE 5

SECURITY

5.1 Security for Advance

As evidence of the Advances and/or continuing security for the due payment and performance of the Loan and as an additional inducement otherwise to the Lenders to extend the Loan to the Borrower on the terms contemplated by this Agreement and the other Loan Documents, the applicable Obligors shall, and where applicable, the Parents shall on or before the Closing Date (and thereafter if and as the context below indicates or implies) to execute and deliver to the Agent and the Lenders, the following documents in form and content satisfactory to the Agent and the Lenders:

(a)	the Loan Agreement;

(b)	the Promissory Note;

(c)	a general security agreement of the Borrower;

(d)	a hypothec of the Borrower;

(e)	a general assignment of book debts;

(f)	guarantees executed by each of the Parents and the Shareholder and confirmations in respect of same;

(g)	a subordination and postponement agreement executed by each of the Parents with respect to all indebtedness of the Obligors and acknowledgements in connection with same;

(h)	a subordination and postponement agreement executed by each of the Parents with respect to the obligations of the Borrower pursuant to the Globility Guarantee and Security Agreement;

(i)	an amended and restated subordination and postponement agreement executed by the Shareholder with respect to all indebtedness of the Borrower owing to it;

(j)	fire and all risk insurance in an amount and on terms satisfactory to the Lender in accordance with the provisions of this Agreement which policies will note the Lender as loss payee as its interest may appear;

(k)	landlord waiver agreements from landlords, in a form satisfactory to the Agent shall have been executed by the landlords of real property leased to the Obligors at the following premises: 151 Front Street West, Toronto; 555 West Hastings Street, Vancouver; Suite 245, 605 1st Street SW, Calgary; 740 Rue Notre Dame, Montreal and 5343 Dundas Street West, Suite 400, Toronto, and copies of each shall have been delivered to the Agent;

(l)	a licence agreement in relation to the trademarks utilized by the Borrower;

(m)	such other security as the Lender reasonably requests and is permitted pursuant to the Subordination Agreement.

If any of the above listed documents have been previously delivered to the Lenders and the Agent, they shall remain in full force and effect as continuing security for the Loan, save and except as specifically amended hereby.

5.2 No Prejudice

Nothing contained herein or in any Security, nor any act of the Agent or the Lenders with respect to any such Security shall in any way prejudice or affect the rights, remedies or powers of the Agent or the Lenders with respect to any other security at any time held by the Agent or the Lenders.

5.3 Form of Security

The Security shall be in such form as is satisfactory to the Agent and its legal counsel.

5.4 Registration of Security

The Borrower shall cause the Security (and instruments supplemental or ancillary thereto) to be registered or filed from time to time in all places where, in the opinion of counsel to the Agent and the Lenders, registration or filing is required or advisable to protect any interest created thereby. The Agent on behalf of the Lenders may, at the reasonable expense of the Borrower, register, file or record the Security or notices in respect thereof in all offices where such registration, filing or recording is, in the reasonable opinion of the Agent or its counsel, necessary or of advantage to the creation, perfection and preservation of the security interests arising pursuant thereto. The Agent on behalf of the Lenders may, at the Borrower’s expense, renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect. Each Obligor acknowledges that unless otherwise expressly indicated, the forms of security have been prepared based upon the laws of the Province of Ontario, in effect at the date of execution thereof and that such laws may change, and that the laws of other jurisdictions may require the execution and delivery of different forms of security instruments in order to grant to the Lenders the rights intended to be granted by the Security. Each Obligor shall, on request from the Agent from time to time, execute and deliver to the Agent on behalf of the Lenders such additional security instruments and will amend or supplement any Security theretofore provided to the Lenders:

(a)	to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise;

(b)	to facilitate the registration of appropriate forms of Security in all appropriate jurisdictions; or

(c)	if any entity having delivered security amalgamates with any other Person or enters into any corporate reorganization,

in each case in order to confer on the Agent and the Lenders such security interests with such priority, as are intended to be created by the Security.

The Borrower will pay or indemnify the Agent and the Lenders against any and all stamp duties, registration fees and similar taxes or charges which may be payable or determined to be payable in connection with the execution, delivery, performance, registration or enforcement of this Agreement or any other document or any of the transactions contemplated hereby or thereby.

5.5 Ranking of Security

Subject to the Permitted Encumbrances, the Security shall be a first charge over the assets of the Borrower.

5.6 Supplemental Security

All real or personal property other than shares acquired by the Borrower, or any subsidiary thereof on or after the date of execution of the Security (the “After-Acquired Property”) shall be made, contemporaneously with the closing of such acquisition(s), subject to security interests of the same nature and rank as real or personal property of a similar type or nature already subject to the Security and the Borrower, or any subsidiary thereof on request by the Agent on behalf of the Lenders, shall forthwith execute, deliver and register at their own expense, such instruments supplemental to the Security in form and substance satisfactory to the Agent on behalf of the Lenders as may be necessary or desirable to ensure that, subject to the Permitted Encumbrances, the Security constitutes in favour of the Lenders an effective charge over such After-Acquired Property having an identical ranking to the real or personal property of a similar type or nature already subject to the Security.

5.7 Paramountcy

In the event of any conflict between the provisions of any Security and the provisions of this Loan Agreement, the provisions of this Loan Agreement shall be paramount.

5.8 Prohibited Security

Notwithstanding anything herein or in the Security to the contrary, the Obligors acknowledge that neither the Agent nor any Lender has any intent to take security over any asset of any Obligor which (i) requires the consent of any other Person which cannot be obtained, (ii) is prohibited by or contrary to Applicable Law, or (iii) would render the transaction herein contemplated void. In respect of any security having or which may have the effect described in clauses (ii) and (iii), the Agent and the Lenders hereby disclaim any such security, for so long as same is prohibited by or contrary to Applicable Law or would render the transaction hereby contemplated void. In respect of any security described in clause (i) or in respect of which clause (i) may become applicable, the Borrower shall cause all requisite consents to be obtained on or before the Closing Date (or forthwith after the need for such consent is identified, if the need for such consent did not exist on the Closing Date), and if not so obtained on or before the Closing Date, the Borrower shall obtain all requisite consents as soon as possible after the Closing Date, so that in each instance, the relevant asset may be subjected absolutely and unconditionally to the security in favour of the Agent and the Lenders contemplated in Section 5.1, and until such consent is obtained, the security interest therein shall be deemed to have been created and given to the Agent on behalf of the Lenders effective upon the relevant Obligor acquiring an interest therein, subject to the conditional defeasance of such security interest therein if (i) any such consent is not obtained, (ii) the Person required to consent in connection therewith objects in writing to such security interest, and (iii) the Agent, in response to such objection, determines to resolve such objection by renouncing such security interest, whereupon the Borrower shall (and shall cause each relevant Obligor to) hold, and the Borrower and relevant Obligor shall be deemed ab initio to have always held, the relevant asset as trustee for and on behalf of the Agent and the Lenders, and the Borrower shall not (and shall cause each relevant Obligor not to) encumber, dispose of or otherwise deal with such asset, except with the written consent of the Agent on behalf of the Lenders.

5.9 Change of Entity

Without limiting the generality of the restriction contained in Section 8.2(b), each Obligor acknowledges and agrees that, if it amalgamates with any other company or companies, it is the intention of the parties hereto that the mortgages, charges and security interests created by the Security, to the extent given by such Obligor, shall: (a) extend to all collateral and charged premises owned at the time of amalgamation by each of the amalgamating companies and the amalgamated company, and to any collateral and charged premises thereafter owned or acquired by the amalgamated company, such that the term “Obligor” when used herein would apply to each of the amalgamating companies and the amalgamated company; and (b) secure the

Indebtedness thereafter arising of the amalgamated company to the Agent and the Lenders; and (c) attach to all such additional collateral and charged premises at the time of amalgamation and to any collateral and charged premises thereafter owned or acquired by the amalgamated company at the time at which such collateral and charged premises become owned or otherwise acquired.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties

The Obligors jointly and severally make and give to the Agent and the Lenders the representations and warranties set out below, upon each of which the Agent and the Lenders have relied in entering into this Agreement, in making the Loan available hereunder and in otherwise performing their obligations hereunder.

(a)	Valid Incorporation

Each Obligor is a company duly incorporated or continued, and validly subsisting under the laws of the jurisdiction of its incorporation. Each Obligor is duly qualified to carry on the Business in all jurisdictions in which the Business is carried on by it and where the failure to be so qualified would have a Material Adverse Effect on the Borrower, and is in good standing in all material respects under the laws of each of such jurisdictions.

(b)	Subsidiaries

The Borrower has no direct subsidiaries other than Primus Telecommunications Europe (Holdings) Limited and Telesonic Communications Inc. and the Business in Canada is conducted solely by the Borrower.

(c)	Authorized and Issued Capital

The authorized and issued capital of the Borrower and the Shareholder and the registered and beneficial owners of such issued capital are as follows:

Borrower:

Authorized Capital	Issued Capital	Registered & Beneficial Owner
unlimited common shares	825,104 common shares	Shareholder

Shareholder:

Authorized Capital	Issued Capital	Registered & Beneficial Owner
unlimited common shares	1,262 common shares	Immediate Parent

(d)	Corporate Authority

Each Obligor has the corporate power and authority to carry on the Business in the manner presently carried on, and each Obligor has the power and authority to own its property, to enter into this Agreement, to provide the Security and do all such acts and things as are required hereunder or thereunder to be done, preserved or performed.

(e)	Security Authorization

The execution and delivery of this Agreement and the issuance of the Security and other Loan Documents have been duly authorized by all necessary action on the part of the Obligors and, where applicable the Parents. This Agreement and the Security constitute valid and legally binding obligations of the Obligors and where applicable, the Parents enforceable in accordance with the terms thereof and this Agreement.

(f)	Ranking of Security

By virtue of the Security, the Lenders have, subject only to the Permitted Encumbrances and any exceptions specifically set out in the Security:

(i)	a valid first fixed and floating specific charge and security interest in all assets, property and undertaking of the Borrower; and

(ii)	a valid assignment of all insurance on the inventory, machinery, equipment, chattels, lands and buildings of the Borrower.

(g)	No Defaults

No Obligor is in default or in breach of, or aware of any state of facts which after notice or lapse of time, or both, would constitute a breach of the obligations of an Obligor in any material respect under any material contract or other instrument to which an Obligor is a party or will be a party on the Closing Date or by which it may be bound, including contracts with any customers.

(h)	Litigation

There are no actions or proceedings pending against any Obligor or, to the best of its knowledge, threatened against or affecting an Obligor before any court or administrative agency which could result in a Material Adverse Effect.

(i)	No Conflict

Neither the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated nor compliance with the terms and provisions of the Loan Documents will conflict with or result in a breach of any of the terms, conditions and provisions of the articles and other constating documents of an Obligor or any predecessor of any of them, or of any law or any regulation or order to which an Obligor is subject, or, of any agreement to which any Obligor is a party or will be a party on the Closing Date or by which an Obligor may be bound.

(j)	Financial Statements

The Financial Statements present fairly the financial position of the respective companies delivering same in respect of the Business as at the date of such statements and the results of the operations and changes in financial position of each of them in accordance with GAAP. Except as set out in Schedule 6.1(j), since December 31, 2005 there has been no Material Adverse Change in the business operations, affairs or conditions of the Borrower relating to the Business or of the Parents, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God or otherwise.

(k)	Conduct of Business

The Business has been conducted in compliance in all material respects with all Laws. No Obligor is in material breach of any Applicable Law to the extent that its ability to carry on the Business is impaired or which affects in any way the value of its properties and assets and each is duly licensed, registered or qualified to do business in all jurisdictions in which it owns or leases property or carries on business, to enable the Business to be carried on as now conducted and all property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing.

(l)	Taxes

Except as set out on Schedule 6.1(l), no Obligor is in default in the filing of any tax returns required to be filed by it and each has paid all taxes which are due and payable and has paid all assessments and reassessments greater than one-hundred thousand ($100,000) dollars and all other taxes, governmental charges, penalties, interests and fines due and payable by it on or before the date hereof. Except as set out on Schedule 6.1(l), there are no actions, suits, proceedings, investigations or claims now threatened or pending against any Obligor, in respect of taxes, governmental charges or assessments or any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such Governmental Authority. Each Obligor has withheld from each payment made to any of its past or present officers, directors and employees, amounts in respect of all taxes (including but not limited to income tax), and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any Applicable Law; and, except for taxes contested in good faith, has set up, or caused to be set up, an adequate reserve for the payment of all taxes required to be paid in respect of the period covered by such returns and has paid all instalments of income taxes when due.

(m)	Outstanding Obligations

Except as described in Schedule 6.1(m) hereto and any amounts payable to the Shareholder, to the Parents or to any Restricted Subsidiary from time to time, there are no bonds, purchase money mortgages, debentures, security agreements, promissory notes, Capital Lease Obligations, (having a principal amount outstanding in excess of three-hundred thousand ($300,000) dollars) conditional sales contracts (having a principal amount outstanding in excess of twenty-five thousand ($25,000) dollars), or other evidences of secured indebtedness outstanding affecting the Business or the property or assets of the Obligors other than the notes evidencing the Loan, the Security, and the Term Debenture. As of the Closing Date, (i) there is no intercorporate indebtedness of the Borrower to the Shareholder and/or either of the Parents other than the indebtedness evidenced by the Intercorporate Note and the Term Debenture, (ii) the Term Debenture has not been amended, (iii) the Intercorporate Note is unsecured; (iv) save and except for the amendments dated February 11, 2003, October 5, 2004 and January 25, 2006, the Intercorporate Note has not been amended, and (v) as of December 31, 2005 the principal amount outstanding under the Intercorporate Note was $55,102,689.

(n)	Title to Assets

Each Obligor owns, possesses, and has good and marketable title to their respective undertaking, property and assets free and clear of any and all liens, claims or demands of any nature howsoever arising, except for the Security and the Permitted Encumbrances.

(o)	Leased Property

Except for the leases described on Schedule 6.1(o) hereto, the Borrower is not a party to nor is bound by any lease or agreement in the nature of a lease or providing for an Operating Lease Obligation, whether as lessor or lessee in which the annual rental exceeds two-hundred thousand ($200,000) dollars. Each lease described on Schedule 6.1(o) is in good standing and in full force and effect without amendment thereto. No Obligor is in breach of any of the material covenants, conditions or agreements contained in each such lease. Except as noted on Schedule 6.1(o), the entering into of this Loan Agreement, the granting of the Security and the performance of the obligations hereunder and thereunder will not result in the violation of any of the terms of such leases and agreements.

(p)	Real Property

No Obligor has entered into or is bound by any agreement to acquire real property. No Obligor is the owner in fee simple of real property. The uses to which the real property owned or subject to the lease(s) described on Schedule 6.1(o) have been put are not in breach of any statutes, by-laws, zoning by-laws, ordinances, regulations, covenants, restrictions or official plans, other than minor variances or breaches of which the Borrower is not aware and which do not materially affect the conduct of the Business. Neither Obligor is currently under notice from any Governmental Authority or any landlord in respect of any such breaches or breaches of the leases. There are no outstanding work orders relating to the properties owned or subject to the leases or agreements described on Schedule 6.1(o) hereto from or required by any police or fire department, sanitation, health, environmental or factory authorities or from any other federal, provincial or municipal authority or any matters under discussion with any such departmental authorities relating to work orders and no Obligor has received notice of any such work orders.

(q)	Insurance

The property and undertaking of the Obligors is insured against loss or damage and attached hereto as Schedule 6.1(q) is a true and complete schedule setting out particulars of all such insurance policies. No Obligor is in default with respect to any of the provisions contained in any such insurance policy and nor has it failed to give any notice or present any claim under any insurance policy in a due and timely fashion.

(r)	Guarantees

Except as listed on Schedule 6.1(r), no Obligor is a party to or bound by any agreement of guarantee, indemnification, assumption, endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(s)	Securities

No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual), capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of any properties or assets of an Obligor (except sales of inventory in the ordinary course of business) or for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of any Obligor.

(t)	Loan Proceeds

The proceeds of the Loan shall be used for general corporate purposes.

(u)	Intellectual Property

Other than applications for patents and trade marks which are proceeding and in respect of which no Obligor has reason to believe that such applications will be unsuccessful or opposed, each Obligor has taken or caused to be taken all necessary action to secure all rights to the licenses, trademarks and patents necessary or desirable in connection with its business, including those set out in Schedule 6.1(u), and such licences, trade marks and patents, together with all other disclosures on Schedule 6.1(u), constitute all of the intellectual property necessary to enable it to carry on or as is otherwise desirable in connection with its business as presently carried on, without interference from or fear of any claim whatsoever by any Person. There is no intellectual property necessary or useful to the Business, other than that disclosed in Schedule 6.1(u), that is owned by any Person, other than the Borrower. No Obligor is in breach, in any material respect, of any Material IP Agreement (as defined in Section 8.2(q))or has received any notice of termination in respect of any Material IP Agreement. No Obligor has any current plans to pursue any course of action which might in any way whatsoever result in a breach of any Material IP Agreement.

(v)	Material/Facts

All information furnished in writing by it to the Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished in writing by the Obligors to the Agents or the Lenders will not, contain any inaccurate statement of a material fact. To the knowledge of the Borrower, all material information relating to the Business has been provided to the Agent.

(w)	Assets in Good Condition

All of the assets and properties of the Obligors, that are necessary for the operation of the Business are in good working condition, consistent with prudent business practice and industry standards, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used and are subject to the Security. There are no tangible assets, including real or personal property, necessary for or to the on-going operation of the Business which are not owned by the Borrower (or leased as set out on Schedule 6.1(o)) and charged pursuant to the Security.

(x)	Inventories

All inventories are of currently merchantable quality and do not include any items which are no longer useable or saleable for any reason (including, without limitation, as a consequence of changes of advertising claims, recipes or physical deterioration) that is not fully provided for.

(y)	No Default

No Default or Event of Default has occurred and is continuing or will occur as a result of the completion of the transactions contemplated by this Agreement.

(z)	No Restriction on Business

Except for the contracts described on Schedule 6.1(z), no Obligor is a party to and no property of the Obligors is subject to or bound by any exclusive purchase contract, futures contract, covenant not to compete, take or pay or other agreement which restricts its ability to conduct its business and which is having or may reasonably be expected to have a Material Adverse Effect.

(aa)	No Excluded Assets

There are no assets, including real, personal and intangible property, necessary to or useful in a material respect in connection with the on-going operation of the Business which are not owned or leased by or licensed to the Obligors and in which the interest of the Obligors therein is not charged pursuant to the Security.

(bb)	Exclusive Contracts

No Obligor is party to nor is any of its property subject to or bound by any Material Contract, the substance of which may involve without limitation, an exclusive purchase contract, a futures contract, a covenant not to compete, take or pay or other agreement, or which restricts its ability to conduct business in the ordinary course and which is having or may reasonably be expected to have a Material Adverse Effect on the condition or business of either of them.

(cc)	Labour Matters

Except as set forth in Schedule 6.1(cc), there are no strikes or other labour disputes against any Obligor that are pending or threatened. All payments due from the Obligors on account of workers compensation, Canada Pension Plan, Quebec Pension Plan, employee health plans, social security and insurance of every kind and employee income tax source deductions and vacation pay have been paid. Except as set forth in Schedule 6.1(cc), no Obligor has any obligation under any collective bargaining agreement. To the knowledge of the Borrower, there is no organizing activity involving any Obligor by any labour union or group of employees. Except as set forth in Schedule 6.1(cc), no labour organization or group of employees has made a pending demand for recognition and there are no complaints or charges against any Obligor pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower of any individual. Hours worked by and payment made to employees of the Obligors have not been in violation of any Laws. The Obligors are in material compliance with the terms and conditions of all collective bargaining agreements, consulting agreements, management agreements and employee agreements and all other labour agreements. Except for the benefit plans as set forth on Schedule 6.1(cc), there are no pension plans, employee benefit plans, written employment agreements with respect to which any Obligor is bound.

(dd)	No Hazardous Substances

Other than as disclosed to the Agent in the documents delivered to the Agent relating to the environmental audits and site reconnaissances carried out prior to the date hereof.

(i)	no claims, demands, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Environmental Laws, including any law relating to Hazardous Substances, have been asserted or, to the best of its knowledge, threatened against any Obligor or in relation to any of its property, currently or formerly owned, leased or operated. The Obligors currently operate the Business in compliance in all material respects with all Environmental Laws; and

(ii)	no Hazardous Substances (including asbestos and urea formaldehyde foam) are or have been stored by the Obligors or were otherwise located by it in violation in any material respect of any Environmental Law and no underground storage tanks are located by it on any real property owned or leased by any Obligor and no part of any real property or ground water in, on or under such property is presently contaminated by any hazardous substances or materials caused by it. No Hazardous Substances are stored or located in violation of any Environmental Law and no underground storage tanks are located on any real property currently leased or used by any Obligor and no part of any real property or ground water in, on or under such property or any property adjacent to its property, is presently contaminated by any Hazardous Substances. The Obligors have and maintain all material permits, licences, authorizations, and other documentation required by all applicable environmental laws required to carry on the Business.

(ee)	Term Debenture

The Term Debenture is in good standing and the Borrower has not committed any event of default thereunder.

(ff)	BDC Indebtedness

The obligations of the Obligors to Business Development Bank of Canada is less than $100,000 in the aggregate.

6.2 Survival of Representations and Warranties

Each of the representations and warranties contained in Section 6.1 shall survive the closing of this Agreement until the full repayment of the Loan.

ARTICLE 7

CONDITIONS OF CLOSING

7.1 Closing Conditions

The Lenders shall not be called upon to make any Advances if the Agent and the Lenders shall not have received on or prior to the Closing Date, in form and content and dated as of a date acceptable to the Agent, the following documents, or the Agent and the Lenders shall not otherwise be satisfied with respect to any of the following matters:

(a)	Security

The Loan Documents and the Security referred to in Section 5.1 hereof shall have been duly authorized, executed, delivered to the Agent and registered wheresoever required to protect and preserve the charges contained therein and registration particulars shall have been provided to counsel for the Agent.

(b)	Corporate Proceedings

Certified copies of all proceedings by the directors and, if applicable, by the shareholders of the Obligors where required, necessary to authorize the execution and delivery of this Agreement and, the Security and performance of their respective provisions shall have been executed and delivered to the Agent.

(c)	Constating Documents

Certified copies of all constating documents of the Obligors shall have been executed and delivered to the Agent.

(d)	Opinion of Counsel

A corporate opinion from Goodmans LLP, counsel for the Obligors, in form and substance satisfactory to the Agent and its counsel shall have been executed and delivered to the Agent and its counsel.

(e)	Compliance with Agreement

The Obligors shall be in compliance with all of the terms, covenants and conditions of this Agreement which are binding upon them and an Event of Default shall not have occurred.

(f)	Report on Loan Documents

The Agent and the Lenders shall have received a satisfactory opinion from its counsel as to the form, content, and legal sufficiency of the Loan Documents.

(g)	Forecasts

The Lenders shall be satisfied with the Borrower’s Annual Business Plan for 2006.

(h)	Landlord Waivers

Landlord waiver agreements from landlords, in a form satisfactory to the Agent shall have been executed by the landlords of real property leased to the Obligors at the following premises: 151 Front Street West, Toronto; 555 West Hastings Street, Vancouver; 605 1st Street SW, Calgary; 740 Rue Notre Dame, Montreal and 5343 Dundas Street West, Suite 400, Toronto, and copies of each shall have been delivered to the Agent.

(i)	Litigation

Except as set out in Schedule 7.1(i), there shall be no action or proceeding or investigation pending or threatened against any Obligor which would, if successful, result in the payment by any Obligor of more than one million ($1,000,000) dollars or have a Material Adverse Effect upon the ability of any Obligor to perform its respective obligations under this Agreement.

(j)	No Substantial Damage

There shall have been no substantial damage by fire or other hazard to the property or assets of any Obligor prior to the Closing Date.

(k)	No Material Adverse Change

There shall have been no Material Adverse Change since December 31, 2005 in the affairs, assets, liabilities, financial condition or prospects of the Business or of the Obligors or the Parents.

(l)	Governmental Approvals

Any and all government and/or regulatory approvals shall have been obtained, if necessary, to the execution of this Agreement, the Security and satisfactory evidence of same delivered to the Agent for review and approval.

(m)	Financial Position

The Lenders shall have made such investigations of the financial position of the Obligors and the Parents and their respective property and assets and such other matters relating to the Obligors and the Parents and the Business so as to have satisfied itself as to the current financial position and future profitability of the Business and other matters pertaining to the Obligors and the Parents having a bearing on the Loan and the Security.

(n)	Insurance

The Agent shall have received certified copies of insurance policies required to be maintained pursuant to this Agreement on all assets of the Obligors; and the Lender shall be named on such policies as a loss payee as its interest may appear.

(o)	Bank of Montreal

Discharges of all personal property security registrations in favour of Bank of Montreal or in the alternative, evidence satisfactory to the Agent that the security interests therein are limited to cash collateral of $370,000.00 provided as security for an outstanding letter of credit.

(p)	Prior Amalgamation

A confirmation and acknowledgement from the Borrower in connection with the amalgamation of Echo Online Internet Inc. and Globility Online Inc. with the Borrower.

7.2 Conditions for Subsequent Advances

The Lenders shall not be called upon to make any Advances following the Closing Date if the Agent and the Lenders shall have not received in form and content acceptable to the Agent on the date of each subsequent Advance the following documents, or the Agent and the Lenders shall not be satisfied with respect of any of the following matters:

(a)	Representations and Warranties

A certificate of the president of each Obligor confirming the representations and warranties set out in Article 6 hereof shall be true and correct as of the date of such Advance.

(b)	No Default

The Obligors shall be in compliance with all of the terms, covenants and conditions of this agreement which are binding upon them and an Event of Default shall not have occurred and be continuing.

7.3 Material Inaccuracy

If at any time prior to the Closing Date or the date of any other Advance, the Lenders or their professional advisors shall have been apprised of or shall have determined on their own behalf that there is a material inaccuracy in written information given by the Borrower, or any Obligor or other persons acting for or on behalf of the Borrower or any Obligor, to the Lenders or others on their behalf concerning the Borrower or the Business, the Lenders, acting reasonably, may terminate this Agreement by written notice to the Borrower, and all monies advanced hereunder, if any, prior to that time shall, together with all other amounts then due to the Lenders on an acceleration of the Loan, be repayable forthwith and the Borrower shall pay all reasonable legal fees incurred by the Lender until the date of repayment.

7.4 Conditions Solely for Lenders’ Benefit

All conditions precedent to the Loan set forth in Section 7.1 and Section 7.2 are imposed solely and exclusively for the benefit of the Lenders and their successors and assigns, and no other Person is entitled to require satisfaction of such conditions. Notwithstanding the non-fulfilment of any condition referred to above, the Lenders may, in their sole and unfettered discretion, make Advances of the Loan, and the making of the Advances by the Lenders, either before or after the fulfilment of all applicable conditions, will not constitute an approval, acceptance or waiver by the Lenders of any other condition or Default.

ARTICLE 8

COVENANTS

8.1 Positive Covenants

The Obligors jointly and severally covenant and agree that so long as any portion of the Loan shall be outstanding, the Borrower shall, unless varied or waived in whole or in part from time to time in writing by the Lenders:

(a)	Payment

Punctually make or cause to be made all payments pursuant to Article 2, Article 3 and Article 4 hereof and all other sums required to be paid by it hereunder, on the dates, at the places and in the manner mentioned herein.

(b)	Business Licences

Do or cause to be done all things necessary to keep in full force and effect all contracts, rights, franchises, leases, licenses and qualifications required for the Borrower to carry on the Business in each jurisdiction in which it carries on business or owns property.

(c)	Comply with Security

Comply at all times with all of the terms, provisions and obligations of the Loan Documents.

(d)	Comply with Agreements

Comply with all of the terms, provisions and obligations contained in the Term Debenture, the Capital Lease Obligations and the Operating Lease Obligations and do, observe and perform or cause to be done, observed or performed all of its obligations under all agreements, leases, licences, contracts and indentures and do, observe and perform or cause to be done, observed and performed all matters necessary to be done, observed or performed whether under Applicable Law or otherwise, in each case where non-compliance would have a Material Adverse Effect.

(e)	Maintain Authority

Continue to have good right and lawful authority to mortgage and charge its undertaking, properties, rights and assets as provided in and by this Agreement.

(f)	Business Operations

Carry on and conduct the Business (including the collection of accounts receivable on a timely basis) in a proper and efficient manner and keep or cause to be kept proper books of record and account and make or cause to be made therein entries properly recording all dealings and transactions in relation to its business all in accordance with GAAP, and at all reasonable times furnish or cause to be furnished to the Lenders or its duly authorized agent or attorney such information relating to its business as the Lenders may reasonably require.

(g)	Employee Benefit Plans

Pay and/or remit all employee and employer contributions under any pension plan and employee benefit plan operated or maintained by each Obligor and, in all other material respects, remain in compliance with the terms thereof in accordance with such terms and applicable regulatory requirements and the rules of such plans.

(h)	Taxes

Pay or cause to be paid all rents, taxes, tax instalments, rates, levies or assessments, ordinary or extraordinary, government fees, dues or other obligations to pay money validly levied, assessed or imposed upon the Obligors or upon their respective undertaking, property and assets or any part thereof as and when the same become due and payable, save and except when and so long as the validity of any such rents, taxes, rates, levies, assessments, fees, dues or obligations to pay is in good faith contested by the Borrower, as the case may be, provided that in such case the Borrower shall satisfy the Lenders, and, if reasonably required, furnish security satisfactory to the Lenders, that any such contestation will involve no forfeiture of any part of the property or assets of the Borrower, and exhibit to the Lenders, when required, the receipts and vouchers establishing such payment and duly observe and conform to all requirements of any governmental or municipal authority relative to any of its undertaking, property and assets and all covenants, terms and conditions upon or under which any of its undertaking, property and assets are held.

(i)	Maintain Security

Fully and effectually maintain and keep maintained the Security as valid and effective security at all times.

(j)	Obtain Discharge

Obtain and register discharges of all security granted to third parties other than the Lenders or the Agent and to lessors under Capital Lease Obligations and Permitted Encumbrances as soon as possible after the obligations secured by such security are discharged and, in any event, no later than 3 months following the payment in full of all amounts owing pursuant to such Capital Lease Obligations and Permitted Encumbrances.

(k)	Financial Statements

Furnish to the Agent and the Lenders:

(i)	Monthly Statements – as soon as possible and, in any event, within thirty (30) days after the end of each month a monthly income statement for the prior month;

(ii)	Quarterly Statements - as soon as possible and, in any event, within forty-five (45) days after the end of each quarter, a calculation of EBITDA for the quarter, a quarterly and fiscal year to date financial report consisting of consolidated and, if applicable unconsolidated unaudited financial statements of the Borrower and the Shareholder and any subsidiaries of the Borrower conducting any portion of its business in Canada, consisting of a balance sheet, a statement of retained earnings, a statement of income and a statement of changes in financial position on a consolidated basis, along with a comparison to budget and the previous fiscal year and comments on any significant variances from budget and a calculation of EBITDA for each month during the quarter;

(iii)	Annual Financial Statements - as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower and, if applicable, the unaudited non-consolidated financial statements of the Borrower and any subsidiaries of the Borrower conducting any portion of its business in Canada, and in each case, consisting of a balance sheet, a statement of retained earnings, a statement of income and a statement of changes in financial position as at the end of and for the period commencing with the end of the previous fiscal year and ending with the end of the current fiscal year, setting forth, in each case, in comparative form, the figures for the previous fiscal year;

(iv)	Quarterly Compliance Certificates - within forty-five (45) days of each quarter (commencing with the quarter ending March 31, 2006), a compliance certificate in the form attached as part of Schedule 8.1(k)(iv) hereto signed by the president and the vice-president, finance of the Borrower or any other senior officer of the Borrower acceptable to the Lender certifying, among other things, in their capacity as officers, compliance with all of the financial covenants contained herein and setting forth in reasonable detail the calculations set forth in Sections 8.1(t), (u), (v), (w) and 8.2(z) hereof; or if not in compliance, setting forth in reasonable detail the reasons for such non-compliance and the steps that will be taken to correct it;

(v)	Business plan and budget - as soon as practicable and, in any event not later than thirty (30) days prior to the end of each fiscal year an Annual Business Plan and a capital and operating budget for each of the twelve (12) months in the forthcoming fiscal year with respect to the (A) balance sheet, and (B) statement of earnings, together with such other information as may be reasonably requested by the Lender and (C) statement of changes in financial position; and

(vi)	Other information - such other information respecting the affairs and property of the Obligors and the Business as may reasonably be requested by the Lenders.

(l)	Leases

Pay all rents and do, observe and perform in all material respects all other obligations and all matters and things that are necessary or expedient to be done, observed or performed under or by virtue of any leases or licences forming part of the assets, property, undertaking of each Obligor, including all leases described in Schedule 6.1(o) hereof;.

(m)	Corporate Existences

At all times maintain their corporate existence and diligently preserve all of the rights, powers, privileges and goodwill owned by them.

(n)	Inspections

Permit the authorized agents of the Agent and the Lenders to inspect from time to time the contracts, facilities, property, plant, books and records of each Obligor at all times upon reasonable notice whether or not such times are during normal business hours so as not to unduly interfere with the Business.

(o)	Insurance

Insure and keep insured with insurers acceptable to the Agent all buildings, plant, structures, machinery, equipment, apparatus, materials and supplies of the Obligors as are customarily insured by companies operating or owning similar properties against loss or damage by such perils as are customarily insured against by companies carrying on a similar business or operating or owning similar properties and maintain fire and extended coverage, third party liability, and business interruption insurance in amounts satisfactory to the Agent; to obtain insurance reviews on an annual basis at the expense of the Borrower, from Intech or another consultant satisfactory to the Agent and to update insurance coverages in accordance with such consultant’s reports; and in respect to all such policies the Lenders shall be named as loss payees as its interests may appear; and on a timely basis pay all premiums and all other sums of money payable for maintaining such insurance and give to the Agent evidence of such insurance, the payment of such premiums and such assignments to the Lenders at such times as the compliance certificates to be delivered to the Agent and the Lenders pursuant to Section 8.1(k) are due, and deliver an acknowledgement from the insurer that such policies may not be terminated or cancelled without at least thirty (30) days’ prior notice to the Agent; provided that, if premiums on the insurance required to be maintained by the Borrower pursuant to this agreement are not paid, then such premiums may be paid by the Lender and treated in all respects as part of the principal monies secured by the Loan and shall bear interest at the Loan Interest Rate; to complete all proof of loss forms in connection with any loss in such manner and at such time or times as the Agent requires.

(p)	Repair

Maintain and keep all property and assets owned or held under lease by the Obligors and used in the Business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed repairs, renewals and replacements, and defend the same against all claims to preserve the Security, continue to own, and will continue to be lawfully in possession of or have a right of possession to all of its property and assets from time to time and will continue to have good, right and lawful authority to mortgage, pledge and charge its property and assets as provided for herein.

(q)	Government Approvals

Comply in all material respects with all Applicable Laws and obtain and maintain in good standing all leases, licenses, permits and approvals from any and all Governmental Authorities required from time to time with respect to carrying on the Business.

(r)	Default

Notify the Lenders and the Agent immediately by telephone, and within five (5) Business Days thereof in writing, upon obtaining knowledge of:

(i)	any Event of Default hereunder; or

(ii)	any event which but for notice or lapse of time or both would be an Event of Default hereunder.

(s)	Litigation

Give to the Agent and the Lenders notice, including reasonable particulars, of any action, suit or proceedings, to the knowledge of the Borrower, pending or threatened against or affecting an Obligor before any court or before any governmental department, commission or agency, or any arbitrator, in Canada or elsewhere, which:

(i)	could involve a claim for money damages exceeding one million ($1,000,000) dollars (excluding any portion of such claim the payment of which would be covered by any insurance policy then in effect); or

(ii)	could result in any Material Adverse Effect.

(t)	Minimum EBITDA

Maintain EBITDA calculated on a consolidated basis of no less than ten million five hundred thousand ($10,500,000) dollars per quarter measured at the end of each fiscal quarter commencing March 31, 2006 until the Loan is repaid in full.

(u)	Leverage Ratio

Maintain at all times a Leverage Ratio, calculated on a consolidated basis commencing March 31, 2006 until the Loan is repaid in full, of not more than 2.5:1 at the end of each quarter.

(v)	Current Ratio

Maintain at all times a Current Ratio, calculated on a consolidated basis, of no less than 0.75:1 at all times.

(w)	Forecasted EBITDA

Maintain at all times forecasted EBITDA of no less than forty-two million ($42,000,000) dollars calculated on a consolidated basis for the twelve month period ending on the anniversary of the date of calculation.

(x)	Cash Balance

Maintain at the end of each quarter a cash balance, consisting of Cash and Cash Equivalents of not less than five million ($5,000,000) dollars.

(y)	Environmental Laws

Conduct its business so as to comply in all respects with all applicable Environmental Laws and regulations, including, without limitation, environmental, land use, occupational safety or health laws, rules, regulations, requirements or permits in all jurisdictions in which it is or may at any time be doing business, including without limitation, the Canadian Environmental Protection Act (Canada), the Environmental Protection Act (Ontario), the Clean Air Act (U.S.), the Clean Water Act (U.S.), the Solid Waste Management Act (U.S.), the Occupational Safety and Health Act (U.S.), the Consumer Product Safety Act (U.S.) and the Hazardous Materials Transportation Act (U.S.); provided however, that nothing contained in this subsection shall prevent the Borrower from contesting, in good faith by appropriate legal proceedings, any such law, regulation, interpretation thereof or application thereof, provided further, that the Borrower shall comply with the order of any court or other governmental body of applicable jurisdiction relating to such laws unless it shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

(z)	Environmental Claim

Notify the Agent and the Lenders as soon as practicable and in any event within five (5) days of receipt of any notice in connection therewith, if any Obligor:

(i)	receives notice of any violation or potential violation of any Environmental Laws which may have occurred or been committed or is about to occur or be committed;

(ii)	receives notice that any administrative or judicial complaint or order has been issued or filed or is about to be issued or filed against an Obligor alleging violations of any Environmental Laws or requiring the taking of any action in connection with any Hazardous Substance;

(iii)	learns of the enactment of any Environmental Laws or the issuance of any environmental orders which may have a Material Adverse Effect on the Business; or

(iv)	knows that any Hazardous Substance has been brought onto any part of the premises occupied by an Obligor in violation of Environmental Laws or that there is any actual, threatened or potential release of any Hazardous Substance on, from, in or under any part of such premises.

(aa)	Hazardous Substances Indemnity

Shall, and shall cause each Obligor to, at all times defend, indemnify and hold harmless the Agent and the Lenders and their respective directors, officers, employees and agents, against any and all claims, liabilities, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses, of any nature whatsoever suffered or incurred by the Agent and the Lenders, whether upon realization of the Security, or as a lender, or as successor to or assignee of any right or interest of any Obligor, or as a result of any order, investigation or action by any governmental authority relating to any business or property, or as mortgagee in possession or successor or successor-in-interest of any Obligor, or as a result of any taking of possession of all or any real property by foreclosure, power of sale, deed in lieu of foreclosure or by any other means relating to any Obligor under or on account of any applicable Environmental Law (including without limitation the assertion of any Lien thereunder) with respect to:

(i)	the Release of a Hazardous Substance, the threat of the Release of any Hazardous Substance, or the presence of any Hazardous Substance affecting the real or personal property interest of any Obligor (other than the presence of a Hazardous Substance that is in compliance with Environmental Law), whether or not the Hazardous Substance originates or emanates from the property of any Obligor or any contiguous real property or personal property located thereon, including any loss of value of such property as a result of any of the foregoing;

(ii)	any costs of removal or remedial action incurred by any governmental authority or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources in relation to, the real property or personal property of the Obligors or any contiguous real property or personal property located thereon, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to Environmental Law;

(iii)	liability for personal injury or property damage arising by reason of any civil law offences or quasi-criminal offences or under any statutory law or common tort law theory including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity at, near or with respect to the real or personal property of any Obligor or elsewhere; and/or

(iv)	any other matter relating to the environment and Environmental Law affecting the property or the operations and activities of any Obligor within the jurisdiction of any Governmental Authority.

(bb)	Further Assurances

At any and all times and at its expense, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all further acts, deeds, conveyances, mortgages, transfers and assurances in law as the Lenders shall reasonably require to carry out the intent of this Agreement. In particular, the Borrower shall deliver within 30 days of the Closing Date, (i) a corporate opinion from counsel for the Parents in form and substance satisfactory to the Agent and its counsel in respect of the authorization, execution, delivery and enforceability of the Security delivered by the Parents in a form substantially similar to the opinions delivered by such counsel on or about April 8, 2004; and (ii) an acknowledgement from Business Development Bank of Canada (“BDC”) that the obligations of the Borrower to BDC consist solely of the outstanding obligations pursuant to the letter of offer of credit dated October 19, 2003.

(cc)	Parent and Shareholder Distributions

(dd)	Notify the Lender contemporaneously with the making of any distributions or payments to the Parents, the Shareholder, Primus Telecommunications IHC, Inc. (“IHC”) and Primus Telecommunications, Inc. (“PTI”) permitted pursuant to Sections 8.2(h) and 8.2(k) hereof if the aggregate of all such distributions in any rolling twelve month period ending on the date of the distribution exceed forty-eight million ($48,000,000) dollars (plus amounts permitted to be paid to PTI in accordance with section 8.2(o) hereof).

(ee)	Forward Subscription Agreement

Enforce on a timely basis all of the obligations of the Immediate Parent pursuant to the Forward Subscription Agreement.

(ff)	Globility Guarantee and Security Agreement

Perform on a timely basis all of the covenants and honor all obligations contained in the Globility Guarantee and Security Agreement.

8.2 Negative Covenants

The Obligors jointly and severally covenant and agree that so long as any portion of the Loan shall be outstanding, neither the Borrower, nor where applicable, the Shareholder, shall, without the prior written consent of the Lenders:

(a)	Representations and Warranties

Cause or permit to exist any facts or things which would render untrue at any time during which this Agreement is in effect, any representation or warranty set forth in Article 6 hereof as at the date of any Advance.

(b)	Reorganization

Enter into any transaction that changes the current corporate structure of the Obligors (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) or cause the existing Business (other than that portion currently carried on by the Borrower’s subsidiaries) to be conducted by any Subsidiary or Person controlled by the Borrower (including the Borrower’s existing subsidiaries).

(c)	Articles of Amendment

Effect any change to the constating documents of any Obligor.

(d)	Fiscal Year

Change its fiscal year end from December 31.

(e)	Change of Name

Change its name.

(f)	Business Plan

Amend or deviate in any material manner from the Annual Business Plan provided to the Lender.

(g)	Liens

Except for Permitted Encumbrances, as otherwise permitted herein or as provided for in the Senior Facility Agreement, create, issue, incur or suffer to exist any Lien on all or any part of the property, assets or undertaking of any Obligor, nor dispose of all or any part of the assets subject to the Security if the proceeds of such disposition exceed one hundred thousand ($100,000) dollars in any single instance with an aggregate limit of one million ($1,000,000) dollars, out of the ordinary course of business without the prior written approval of the Lenders, provided that the Lenders shall provide partial releases, as are required in connection with the deminumus exceptions outlined above.

(h)	Loans

Except as otherwise permitted herein, lend money to or invest money in any Person, whether by loan, acquisition of shares, acquisition of debt obligations, incorporation or in any other manner whatsoever or guarantee, endorse or otherwise become surety for or upon the obligations of others except by endorsement of negotiable instruments for deposit or collection in the ordinary course of the Business in the aggregate in excess of one million ($1,000,000) dollars, provided however that nothing herein shall prevent the making of advances to the Shareholder or the Parents if at the time of such advance there shall be no default under any of the financial covenants contained in subsections 8.1(t), 8.1(u), 8.1(v), 8.1(w), 8.1(x) or 8.2(z).

(i)	Disposal of Assets

Except as otherwise permitted in Section 8.4 hereof, attempt to sell or sell or otherwise dispose of all or substantially all or any portion of the property necessary to conduct the Business, or the assets or undertaking of each Obligor by conveyance, transfer or lease or sale in bulk.

(j)	Capital Expenditures

Incur or make commitments to incur Capital Expenditures in excess of twenty-five million ($25,000,000) dollars in any fiscal year (other than as permitted pursuant to Section 8.1(k) hereof, provided that after the occurrence of a Default or Event of Default which is continuing or to the extent a Default or Event of Default would occur as a result thereof, no Capital Expenditures in excess of one-hundred thousand ($100,000) dollars shall be permitted without the consent of the Lenders.

(k)	Acquisitions

All or substantially all the acquired assets or shares of any Person, or a division of any Person where total acquisition costs exceed five million ($5,000,000) dollars without first obtaining the written consent of the Lender.

(l)	Deleted Intentionally.

(m)	Expansion

Carry on any business other than the Business, reasonable expansions thereof, make acquisitions (other than as permitted pursuant to Section 8.2(k) hereof), or change in any manner, the nature of the Business.

(n)	Additional Debt

Except as otherwise permitted herein or with the written consent of the Lenders, incur any additional debt for borrowed money or Operating Lease Obligations (including rentals of new locations for the Business in excess of two-hundred thousand ($200,000) dollars per annum per location but not including renewals at market rates), nor enter into any Capital Lease Obligations nor assume, directly or indirectly, any additional indebtedness for borrowed money, except:

(i)	loans from direct or indirect shareholders or any Restricted Subsidiary;

(ii)	any subordinated shareholders’ loans and any other subordinated debt on terms approved by the Agent, provided that the Agent and the Lenders have received any such postponement and subordination agreements from such lenders as the Agent and the Lenders reasonably require;

(iii)	other indebtedness for Capital Lease Obligations not exceeding at any one time two million ($2,000,000) dollars in the aggregate;

(iv)	the assumption of indebtedness in relation to an acquisition permitted pursuant to Section 8.2(k) hereof; and

(v)	indebtedness not exceeding two million ($2,000,000) dollars incurred for the purpose of completing an acquisition permitted pursuant to section 8.2(k) hereof.

(o)	Non-Arm’s Length Transactions

Except as otherwise permitted herein or for bona fide commercial transactions with respect to the CLEC which have commercial value of not more than five million ($5,000,000) dollars which transactions have been approved by all shareholders of CLEC and ongoing service contracts between CLEC and the Borrower at prices not less advantageous to the Borrower than prices for similar services from arm’s length third parties and management fees set out on Schedule 8.2(o), make any loan to, or enter into any contracts or other arrangements (written or oral) material to its business or operations with, any of the officers, directors or shareholders of either Obligor or any member of their immediate families, or any firm or corporation in which such persons have an ownership interest, or any Affiliate of the foregoing or engage in any business relationship with respect to the sale of products produced or services provided by or to the Business to or from any Shareholder, provided however that the Borrower may, (i) on ordinary commercial terms at approximately fair market value, purchase international traffic from PTI and (ii) incur obligations to IHC with respect to royalties of up to 2.5% of gross revenues.

(p)	Sale of Shares

Sell or permit a sale or issuance of shares, options or other securities of the Borrower or any subsidiary thereof.

(q)	Intellectual Property

Permit any licenses, trademarks or patents of any Obligor to fall into default prior to the expiry thereof where same may be expected to have a Material Adverse Effect, or commit any breach (or do any act or expend any funds in furtherance of any course of action which may result in a breach) of any patent, trademark or other intellectual licencing arrangement necessary or material to the Business (collectively, the “Material IP Agreements”); provided that the Borrower shall seek the Agent’s prior written consent on behalf of the Lenders to any course of action that may permit any termination of such rights under the Material IP Agreements, or result in any adverse claim against the Borrower thereunder or in connection therewith, and in connection with any proposed course of action, the Borrower shall provide the Lenders with all such opinions as the Lenders shall, acting reasonably, require in connection therewith in order to permit the Lenders to make their own determination (with the assistance of counsel) as to the propriety of the Borrower’s proposed course of action.

(r)	Material Contracts

Enter into, revise, supplement, restate, replace or terminate any Material Contract, except in the ordinary course of business, or assign its interest in any Material Contract.

(s)	Auditors

Change its auditors from Deloitte & Touche LLP or another accounting firm acceptable to the Lenders, acting reasonably.

(t)	Articles

Amend its Articles of Incorporation.

(u)	Change of Control

Permit a change of control of the Borrower or the Shareholder.

(v)	Distributions, Dividends, Loan Repayments to Affiliates

Except as otherwise permitted herein, make to any Affiliiates (i) any payments on account of the supply of goods or services (ii) loan repayments, (iii) payments of interest or (iv) declare any dividends or (v) otherwise make any distributions if after the making of such payment or distribution any Obligor would be in Default of any terms of this Agreement.

(w)	Negative Pledge

Except as set out in Section 8.4 hereof, the Shareholder shall not assign nor pledge, encumber or in any way permit a Lien to attach to the issued and outstanding shares of the Borrower.

(x)	Intercorporate Note

Transfer, assign, pledge, encumber or in any way permit a Lien to attach to the Intercorporate Note except for a transfer, assignment, pledge, encumbrance or Lien to or in favour of the Ultimate Parent or any Restricted Subsidiary.

(y)	Amendments

Modify, amend supplement or in any way alter the terms of the Term Debenture, the Forward Subscription Agreement or the Intercorporate Note.

(z)	Margin

Permit the aggregate of (i) the amount of the Loan outstanding and (ii) three million ($3,000,000) dollars to exceed the aggregate of:

(i)	sixty-five (65%) percent of accounts receivable from customers which are less than ninety (90) days old and unbilled charges for usage consumed or utilized by customers during the prior forty-five (45) days of the Borrower (which for greater certainty shall not include any amounts owing to the Borrower from any Affiliate of the Borrower or CLEC); and

(ii)	fifteen million ($15,000,000) dollars.

8.3 Agent Entitled to Perform Covenants.

If any Obligor fails to perform any covenant on its part to be performed hereunder, the Agent on behalf of the Lenders may in its sole and unfettered discretion perform any of such covenants capable of being performed by it and, if any such covenant requires the payment or expenditure of money, the Agent on behalf of the Lenders may make payments or expenditures with its own funds, or with money borrowed by or advanced to it for such purpose, but shall be under no obligation to do so; and all sums so expended or advanced shall be at once payable by the Borrower on demand and form part of the Indebtedness and shall bear interest at the combined rate of interest set out in Sections 3.1 and 3.2 until paid, and shall be payable out of any funds coming into the possession of the Agent and/or the Lenders in priority to the Indebtedness secured hereby; provided, however, that no such performance or payment shall be deemed to relieve the Borrower from any default or breach hereunder.

8.4 Certain Permitted Transactions.

Notwithstanding anything to the contrary set forth in this Agreement, any other Loan Document or any agreement executed in connection herewith or therewith, until such time as an event of default shall have occurred as a result of a default under any financial covenant contained in clauses (t), (u), (v), (w) or (x) of Section 8.1 or subsection (z) of Section 8.2 hereof or an event of default as a result of a failure to pay principal or interest to the Lenders when due hereunder, nothing contained in this Agreement, any other Loan Document, or any agreement executed in connection herewith or therewith shall impose any encumbrance or restriction of any kind on the ability of any Borrower, either Parent or any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on its capital stock, (ii) pay any indebtedness owed to either Parent or any Restricted Subsidiary, (iii) make loans or advances to either Parent or any Restricted Subsidiary, or (iv) transfer to either Parent or to any Restricted Subsidiary any of its property or assets that do not secure the Loan.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 Survival.

All representations, warranties, covenants and agreements made herein and any certificate, opinion or other document delivered by or on behalf of the Obligors shall conclusively be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any prior or subsequent investigation by the Agent and the Lenders and shall survive the making of all advances and the fulfilment of all other transactions and deliveries contemplated hereunder, all of which shall continue in full force and effect so long as any amount of principal or interest under the Loan remains outstanding and unpaid. All statements contained in any certificate or other document delivered to the Agent and Lenders under this Agreement or in connection with any of the transactions contemplated hereunder shall be deemed to be representations and warranties by the party making the same.

ARTICLE 10

EVENTS OF DEFAULT

10.1 Default

It shall be an Event of Default (in each case, a “Default”) upon the happening of any one or more of the following events:

(a)	Payment Default

The Borrower fails to pay any instalment of interest or principal or other amount hereunder when due, with or without demand therefor having been made by or on behalf of the Lender.

(b)	Financial Covenants

The Borrower fails to be in compliance with any of the covenants contained in Sections 8.1(t), 8.1(u), 8.1(v), 8.1(w), 8.1(x) or Section 8.2(z).

(c)	Security or Covenant Default

The Borrower or any subsidiary fails to perform or be in compliance with any of the other terms or covenants of this Agreement or of any document constituting the Security and such failure or non-compliance continues unremedied for a period of ten (10) days after written notice thereof shall have been given by the Agent to the Borrower.

(d)	Other Borrower Payment Obligations

The Borrower fails to pay, within ten (10) days of the date such payment is due, any principal or interest in respect of the Capital Lease Obligations, whether or not such obligation is declared to be due and payable prior to the express maturity thereof, provided however that the failure to pay any disputed portion of any Capital Lease Obligation in the context of a bona fide dispute with the lessor under any applicable capital lease shall not be an Event of Default under paragraph 10.1(d) hereof.

(e)	Other Obligations

Any Obligor has committed an event of default as defined and contained in (i) the Globility Guarantee and Security Agreement (including the obligation to post cash collateral as set out therein), (ii) the Intercorporate Note or any other indebtedness for borrowed monies owed to the Shareholder, any of the Parents or any subsidiary of any of them, (iii) any Capital Lease Obligation, Operating Lease Obligation or any conditional sales contract, or (iv) any instrument, indenture or document evidencing any of the above, or any other agreement for borrowed money and has failed to remedy the same within any curative period provided for therein and such event of default involves a payment obligation in excess of fifty thousand ($50,000) dollars or has not been waived by the applicable lender or security holder, and such event of default is continuing.

(f)	Parent Obligations

Any Parent commits an event of default (as such term is defined in the Indentures) with respect to any indebtedness under the Notes and any action is taken by a creditor to accelerate and enforce its rights with respect to such indebtedness. Any Parent commits an event of default (as such term is defined therein) with respect to any indebtedness under the Term Loan Agreement dated February 18, 2005 among the Intermediate Parent, the Ultimate Parent, the Lenders noted therein, Lehman Brothers Inc. as Arranger and others and any action is taken by or on behalf of a creditor to accelerate and enforce its rights with respect to such indebtedness.

(g)	Liquidation

An order is made or a resolution is passed for the winding-up, dissolution or liquidation of any Obligor or if a petition is filed or other process taken diligently for the winding-up, dissolution or liquidation of any Obligor and such petition is not diligently disputed by the Obligor in good faith within ten (10) days of notification thereof.

(h)	Insolvency

Any Obligor commits or threatens to commit an act of bankruptcy or becomes insolvent or goes into liquidation or makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency or if a bankruptcy petition is filed or presented against any Obligor and is not diligently contested in good faith and discharged within thirty (30) days after it is filed or presented.

A court having jurisdiction enters a decree or order for (i) relief in respect of either Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either Parent or for all or substantially all of the property and assets of either Parent, or (iii) the winding up or liquidation of the affairs of either Parent and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days.

(i)	CCAA

Any proceedings with respect to any Obligor are taken with respect to a compromise or arrangement under the Companies Creditors Arrangement Act (or any Act substituted therefor) or similar legislation of any other jurisdiction.

Either Parent (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now as hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either Parent or for all or substantially all of the property and assets of either Parent or (iii) effects any general assignment for the benefit of creditors.

(j)	Distress

An encumbrancer or landlord takes possession of any part of the property or leased premises of any Obligor, or if a distress or execution or any similar process becomes enforceable or is enforced against any Obligor in connection with a debt or claim in excess of one-hundred thousand ($100,000) dollars, except where same is being contested actively and diligently in good faith by appropriate and timely proceedings, or if a custodian or sequestrator or a receiver or receiver and manager or any other officer with similar powers is appointed for any Obligor or for any part of the property of any Obligor.

(k)	False Representation

Any representation or warranty contained herein or made in any certificate or other document delivered by any Obligor or Parent or any persons acting for or on behalf of any of them to the Agent or the Lenders shall have been determined by the Agent, acting reasonably, to be false or is incorrect in any material respect as of its date of making unless the Obligor and/or the Parent shall have taken steps within ten (10) days of determining that such representation or warranty is false or misleading, or having received written notice to that effect from the Agent, to make such representation or warranty true and correct.

(l)	Cease to Carry on Business

Any Obligor shall cease to carry on in the ordinary course the Business or a substantial part thereof.

(m)	Default

Any Obligor defaults in observing or performing any of the agreements or covenants in any material lease, licence, debenture, deed of trust or agreement whereby any material property or rights of such Obligor may become liable for forfeiture or where any such material lease, licence, debenture, deed of trust or agreement would be subject to termination, the affected Obligor fails to cure such default within any curative period provided for therein, and such default has not been waived.

(n)	Share Ownership

Any shares of the Borrower cease to be wholly owned, directly or indirectly, by the Ultimate Parent or any Restricted Subsidiary.

(o)	Employment

Any Obligor fails to meet its obligations to remit any withholding taxes in respect of employee obligations within three (3) Business Days of the payment date therefor.

10.2 Acceleration

At any time any one or more Events of Default shall have occurred and be continuing:

(a)	all indebtedness of the Borrower to the Lenders hereunder shall, at the option of the Lenders, immediately become due and payable upon written notice to but without requirement for presentment, demand, protest or other notice of any kind to the Borrower;

(b)	all indebtedness of the Borrower to the Lenders hereunder, if the same shall have become immediately due and payable pursuant to this Section 10.2, shall be paid as if the same were a prepayment pursuant to Article 4 and, in particular, the Borrower shall be responsible for the Make Whole Premium and all expenses payable pursuant to Article 11 hereof;

(c)	the Borrower shall pay to the Lenders as additional security for the obligations of Globility to the Lenders or the Agent pursuant to the Globility Guarantee and Security Agreement cash collateral in an amount equal to the aggregate of (i) the principal amount of the loan advanced by the Lenders to Globility (ii) all interest thereon for the period commencing on the date of the Event of Default and ending on the Maturity Date and (iii) all other amounts payable to the Lenders or the Agent pursuant to the loan agreement between the Lenders, the Agent, Globility and MIPPS dated April 8, 2004, as amended and/or restated from time to time;

(d)	all Security and other Loan Documentation shall thereupon, at the option of the Lenders, become enforceable by the Agent on behalf of the Lenders.

10.3 Consultant

The Obligors agree that, at any time while an Event of Default has occurred and is continuing, upon written request delivered by the Agent, they shall appoint a financial consultant (hereinafter referred to as the “Consultant”), for the purposes of reviewing their respective operations from time to time. The terms of the Consultant’s scope of duties shall be settled by the Borrower with the consent of the Agent, provided that such terms may be settled by the Agent if agreement with the Borrower is not reached within fifteen (15) days of the date of the notice. The Obligors consent at all times to a free exchange of information between the Agent and the Consultant, whether or not the Obligors are apprised of the occurrence of such exchange of information or the particulars of any such information exchanged at any time.

10.4 Remedies Cumulative

The rights and remedies of the Agent and the Lenders hereunder are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

10.5 Benefit of Security; Set-Off; Sharing of Payment

All Security shall be held by the Agent for the rateable benefit of all of the Lenders, and all proceeds therefrom which are distributable to the Lenders shall be applied for the rateable benefit of the Lenders irrespective of any priority to which any Lender may otherwise be entitled. Notwithstanding the foregoing or any other provision of this Agreement, if there shall exist at any time any amount payable by any Lender to any other Lender or the Agent pursuant to any provision of the Loan Documents, then such amount shall be taken into account when calculating, and an appropriate portion thereof shall be paid from, any proceeds of Security otherwise payable to such first Lender.

ARTICLE 11

FEES

11.1 Expenses

Whether or not any monies are advanced under the Loan, the Borrower agrees to pay from time to time all reasonable out-of-pocket expenses, disbursements and reasonable legal expenses of the Agent and the Lenders in connection with its due diligence on the Obligors and the Parents, the preparation of this agreement and the Loan Documents, and reasonable costs in connection with the ongoing maintenance and enforcement of the Security and renewals of registrations when necessary. On the Closing Date, the legal fees and disbursements and other disbursements incurred by the Agent or the Lenders to such date shall be paid by the Borrower.

11.2 Arrangement Fee

An arrangement fee of two hundred and forty thousand ($240,000) dollars for services rendered up to and including the Closing Date shall be payable by the Borrower to the Lenders on the Closing Date.

ARTICLE 12

LENDER CONSENT

12.1 Online Amalgamation

The Agent on behalf of the Lenders hereby acknowledges that on March 31, 2005 Primus Telecommunications Canada Inc. (predecessor to the Borrower) amalgamated with Magma Communications Ltd. (the “Magma Amalgamation”) to form Primus Telecommunications Canada Inc. (“Amalco”) and on December 31,2005 Amalco amalgamated with Echo Online

Internet Inc. and Globility Online Incorporated to form the Borrower (the “Online Amalgamation”). The Agent on behalf of the Lenders hereby consents to the Magma Amalgamation and to the Online Amalgamation.

ARTICLE 13

THE AGENT

13.1 Appointment

The Lenders hereby appoint the Agent to act as their agent as herein specified and, except as may be specifically provided to the contrary herein, each of the Lenders hereby irrevocably authorizes the Agent, as the agent of such Lender, to take such action on its behalf under or in connection with the Loan Documents and to exercise such powers thereunder as are delegated to the Agent by the terms thereof and such other powers as are reasonably incidental thereto which it may be necessary for the Agent to exercise in order that the provisions of the Loan Documents are carried out. The Lenders hereby acknowledge and agree that the Agent is the holder of an irrevocable power of attorney (within the meaning of the Civil Code of Quebec) from the Lenders for the purpose of holding any of the Security or any other security granted by any Person with respect to the liabilities of the Borrower under the Loan Documents, and the Agent hereby agrees to act in such capacity. The Agent may perform any of its duties under the Loan Documents by or through its agents. The Borrower shall not be concerned to enquire whether the powers which the Agent is purporting to exercise have become exercisable or otherwise as to the propriety or regularity of any other action on the part of the Agent, and accordingly insofar as the Borrower is concerned, the Agent shall for all purposes hereof be deemed to have authority from the Lenders to exercise the powers and take the actions which are in fact exercised and taken by it.

13.2 Indemnity from Lenders

The Lenders agree to rateably indemnify the Agent (to the extent that the Agent is not promptly reimbursed by the Borrower on demand) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature or kind whatsoever which may be imposed on, incurred by, or asserted against the Agent in its capacity as agent hereunder which in any way relate to or arise out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which result from the Agent’s gross negligence or wilful misconduct. Without limitation, each Lender agrees to reimburse the Agent promptly upon demand for its rateable share of out-of-pocket expenses (including all fees and disbursements of legal counsel) incurred by the Agent in connection with the preparation of the Loan Documents and the determination or preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Agent is not promptly reimbursed for such expenses by the Borrower on demand.

13.3 Exculpation

The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted to be taken under or in connection with the Loan Documents, unless such act or omission constitutes gross negligence or wilful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of the Loan Documents a fiduciary relationship with any Lender (unless and to the extent that the Agent receives money or property on behalf of a Lender) and nothing in the Loan Documents, express or implied, is intended to or shall be construed as to impose upon the Agent any obligation except as expressly set forth therein. None of the Lenders shall have any duties or responsibilities to any of the other Lenders except as expressly set forth in the Loan Documents. The Agent shall not be responsible for any recitals, statements, representations or warranties in any of the Loan Documents or which may be contained in any other document subsequently received by the Agent or the Lenders from or on behalf of any Obligor or for the authorization, execution, effectiveness, genuineness, validity or enforceability of any of the Loan Documents, and shall not be required to make any inquiry concerning the performance or observance by any Obligor of any of the terms, provisions or conditions of any of the Loan Documents. Each of the Lenders severally represents and warrants to the Agent that it has made and will continue to make such independent investigation of the financial condition and affairs of the Obligors as such Lender deems appropriate in connection with its entering into of any of the Loan Documents and the making and continuance of any Advances hereunder, that such Lender has and will continue to make its own appraisal of the creditworthiness of the Obligors and that such Lender in connection with such investigation and appraisal has not relied upon any information provided to such Lender by the Agent.

13.4 Reliance on Information

The Agent shall be entitled to rely upon any writing, notice, statement, certificate, facsimile, telex or other document or communication believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and, with respect to all legal matters pertaining to the Loan Documents and its duties thereunder, upon the advice of counsel selected by it.

13.5 Knowledge and Required Action

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than the non-payment of any principal, interest or other amount to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is given pursuant to this Section 13.5. In the event that the Agent receives such a notice, it shall give prompt notice thereof to the Lenders, and shall also give prompt notice to the Lenders of each non-payment of any amount required to be paid to the Agent for the account of the Lenders. The Agent shall, subject to Section 13.6, take such action with respect to such Default or Event of Default as shall be directed by the Lenders in accordance with Article 13; provided that, unless and until the Agent shall have received such direction, the Agent may, but shall not be obliged to, take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Agent in any case shall not be required to take any such action which it determines to be contrary to the Loan Documents or to any Applicable Law.

13.6 Request for Instructions

The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of any of the Loan Documents, the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever as a result thereof until it shall have received such instructions from the Lenders who have committed to advance 50.1% of the Loan. No Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with instructions from all the Lenders. The Agent shall in all cases be fully justified in failing or refusing to take or continue any action under the Loan Documents unless it shall have received further assurances to its satisfaction from all the Lenders of their indemnification obligations under Section 13.2 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action, and unless it shall be secured in respect thereof as it may deem appropriate.

13.7 Exchange of Information

The Borrower agrees that each Lender and the Agent may provide to the other Lenders or the Agent such information concerning the financial position and property and operations of the Obligors as, in the opinion of such Lender or the Agent, is relevant to the ability of each of the Obligors to fulfil its respective obligations under or in connection with the Loan Documents.

13.8 The Agent, Individually

With respect to the share of the Loan made available by it and the Loan Documents to which it is a party, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise such rights and powers as though it were not the Agent, and the term “Lenders” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity.

13.9 Resignation and Termination

If at any time (i) the Agent shall deem it advisable, in its sole discretion, it may deliver to each of the Lenders and the Borrower written notification of its resignation insofar as it acts on behalf of the Lenders pursuant to this Article 13, or (ii) the Agent is in default of any of its obligations hereunder and the Lenders shall deem it advisable, in their sole discretion, they may deliver to the Agent and the Borrower written notification of the termination of the Agent’s authority to act on behalf of the Lenders pursuant to this Article 13, such resignation or termination to be effective upon the date of the appointment by the Lenders of a successor which shall assume all of the rights, powers, privileges and duties of the Agent hereunder, which appointment shall be promptly made from among the remaining Lenders and written notice thereof shall be given to the Borrower concurrently with such appointment. If in the case of notice of resignation by the Agent no appointment of a successor Agent has been made by the Lenders within thirty (30) days after such notice has been delivered, the resigning Agent may make such appointment.

13.10 Actions by Lenders

Any approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders hereunder may be obtained by an instrument in writing signed in one or more counterparts by all the Lenders (which instrument in writing, for greater certainty, may be delivered by facsimile as provided in Section 14.3).

13.11 Provisions for Benefit of Lenders Only

The provisions of this Article 13 shall be operative as between the Lenders and the Agent only, and the Borrower shall not have any rights under or be entitled to rely for any purposes upon such provisions.

ARTICLE 14

GENERAL

14.1 No Waiver of Rights

No course of dealing between any Obligor and the Lenders and no delay on the part of the Agent or any Lender under this Agreement or any other agreement between the Agent, the Lenders and the Obligor shall operate as a waiver of any rights of the Agent or the Lenders hereunder.

14.2 No Waiver of Defaults

No failure or delay on the part of the Agent or any Lender in exercising any right or privilege hereunder and no waiver as to any default by the Shareholder or any Obligor shall operate as a waiver thereof unless made in writing and signed by the appropriate officer of the Agent. Any written waiver by the Agent or the Lenders will not preclude the further or other exercise by the Agent or the Lenders of any right, power or privilege hereunder or extend or apply to any further default by any Obligor. For greater certainty, any failure or delay on the part of the Agent or the Lenders in requiring strict compliance with any time period prescribed herein, will not preclude the Agent or the Lenders from reasserting the strict compliance with any such time period whereupon the Obligors shall so comply.

14.3 Notices

Any notice to be given hereunder shall be in writing and may be effectively given by delivering the same at the addresses hereinafter set forth or by sending the same by prepaid registered mail, or telefax to the Lenders or the Borrower at such addresses. Any notice so mailed shall be deemed to have been received on the third (3rd) Business Day following the mailing thereof and if given by delivery or telefax, the same shall be deemed to have been received upon delivery or upon transmission (with appropriate answer back). The delivery, mailing, and telefax address of the parties for the purpose hereof shall be:

(a)	as to the Borrower and the Shareholder:

5343 Dundas Street West
Suite 400
Toronto, ON M9B 6K5
Attention: President
Telecopier: (416) 236-7391

(b)	as to the Lenders and the Agent:

The Manufacturers Life Insurance Company
200 Bloor St. East NT - 6
Toronto, ON M4W 1E5

Attention: Assistant Vice-President
Telecopier: 416-926-5737

14.4 Method of Payment

All payments to be made by the Borrower to the Lenders hereunder shall be made by means of cheque of immediately available funds to such bank accounts as the Lenders advise from time to time.

14.5 Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns; provided however, the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Lenders. In addition to any transfer required to be made to any other Lender hereunder or required by Applicable Law to be made to any Person, a Lender may assign or transfer any part of its rights and obligations in respect of its commitment to make Advances hereunder or any portion of the Loan held by it, to such Persons, at such times and upon such terms as it may determine, without any obligation to obtain any consent of any Obligor or Parent; provided that:

(i)	so long as no Event of Default has occurred and is then continuing, (A) such Lender shall have first received the prior written consent of the Agent and each other Lender permitting it to do so; (B) such Lender shall have received the prior consent of the Borrower acting reasonably; (C) the proposed assignee or transferee shall not be a non-resident of Canada as such term is defined in the Income Tax Act (Canada); and (D) such Lender shall not assign or transfer its rights to a competitor of the Business; it being agreed that the foregoing restrictions shall not apply where an Event of Default has occurred and is continuing; and

(ii)	the assigning or transferring Lender (the “Assignor”) shall obtain from the assignee (the “Assignee”) an undertaking of the Assignee, addressed to the parties to this Agreement (as such parties may be constituted at such time), whereby the Assignee agrees to be bound by this Agreement in the place and stead of the Assignor to the extent of the rights and obligations of the Assignor in respect of the amount of the Loan agreed to be advanced by such Lender that has been assigned or transferred to the Assignee.

14.6 Governing Law

This Agreement, the Security and all certificates and other documentation delivered to the Agent or the Lenders shall be construed and interpreted in accordance with the laws of the Province of Ontario except as expressly stated in any other document and each Obligor agrees to attorn to the jurisdiction of the Province of Ontario.

14.7 Entire Agreement

This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings whether oral or written relative to the subject matter hereof, including the loan agreement dated for reference February 11, 2003 and the First Amendment to the Loan Agreement dated March 18, 2003 and by a Second Amendment to the Loan Agreement dated December 8, 2003 the amended and restated loan agreement dated April 8, 2004 and the first amendment to the amended and restated loan agreement dated October 5, 2004 (collectively, the “Original Loan Agreement”), the term sheet from the Lender dated February 9, 2004 and the Offer to Finance dated February 19, 2004.

This Agreement is and shall for all purposes be deemed to be an amendment and restatement of the provisions of the Original Loan Agreement. This Agreement shall supersede the Original Loan Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Original Loan Agreement. All principal amounts outstanding under the Original Loan Agreement and interest accrued thereon shall be deemed to be principal amounts outstanding and interest accrued thereon under this Agreement.

14.8 Modification

Except as specifically set out herein, no term or provision hereof may be changed, modified, waived, terminated or discharged, in whole or in part, except by a writing which is dated and signed by the Borrower and the Agent on behalf of the Lenders.

14.9 Headings

The division of this Agreement into sections and subsections and the insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

14.10 Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

14.11 Words and Phrases

Words such as “hereunder”, “hereto”, “hereof”, and “herein” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular article, section, subsection, paragraph or schedule hereof. Words importing the singular include the plural thereof, and vice versa, and words importing gender include the masculine, feminine and neuter genders and words importing individual persons shall include firms and corporations and vice versa. The word “including” shall mean including, without limitation.

14.12 Permissible Forms of Writing

In this Agreement, the words “in writing “ or “written” means any form of written communication, and shall include a communication by means of telecopier or facsimile device.

14.13 Statutory References

Any reference in this Agreement to any Act or Statute or section thereof shall be deemed to be a reference to such Act or Statute or section as it exists now.

14.14 Severable Provisions

The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unreasonable or illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is found to be unenforceable, the parties agree to reform such provision, to the maximum extent permitted by law and if a court indicates what reforms would make such provision enforceable, the parties will abide by what that court determines.

14.15 Execution of Additional Documents

From time to time, the Obligors shall, at the request of the Agent or the Lenders, execute and deliver such additional transfers, instruments, documents and other assurances as may, in the opinion of counsel for the Agent or the Lenders, be reasonably required effectually to carry out the intent of this agreement. Such additional transfers, instruments, documents and other assurances shall be in form satisfactory to counsel for the Agent and the Lenders.

14.16 Other Definitional Terms

The terms “this Agreement”, “hereby”, “herein”, “hereunder”, “hereto” and similar expressions refer to this Agreement and not to any particular section, subsection or portion thereof and include every amendment or instrument supplementary thereto or an implementation hereof.

14.17 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

14.18 Conflict

To the extent that any term, condition, representation, covenant or other provision contained in the Security or other instruments delivered pursuant to this Agreement is at any time inconsistent or conflicts with any term, condition, representation, covenant or other provision contained in this Agreement, then this Agreement shall govern and the Borrower shall be deemed not to be in default under such first-mentioned term, condition, representation, covenant or other provision, so long as it complies with the terms, conditions, representations, covenants and other provisions contained in this Agreement. For greater certainty, to the extent the Security contains any covenants, representations, warranties or events of default which are not in any way addressed or contained in this Agreement, such covenants, representations, warranties or events of default shall not be considered inconsistent with or conflict with this Agreement.

14.19 Confidentiality

Except as required by law and other than to its employee and professional advisors, there shall be no public announcements or disclosures by any Obligor regarding this transaction or the identity of the Lender. Prior to making any required disclosure with respect to the transaction contemplated by this Loan Agreement, the Agent will provide a draft copy of the disclosure materials and provide the Agent with the opportunity to comment thereon.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

THE MANUFACTURERS LIFE INSURANCE COMPANY

Per:
Name:
Title:

Per:
Name:
Title:

PRIMUS TELECOMMUNICATIONS CANADA INC.

Per:
Name:
Title:

Per:
Name:
Title:

3082833 NOVA SCOTIA COMPANY

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE A

MAKE WHOLE PREMIUM

In the Loan Agreement and this Schedule:

“Make Whole Premium” means the present value of the Monthly Cashflow Shortfall Amounts until the Maturity Date discounted utilizing the Monthly Discount Rate. The Make Whole Premium shall not be less than zero.

“Monthly Cashflow Shortfall Amounts” means the amounts calculated at the end of each month, commencing the month in which prepayment is made until the Maturity Date, being the product of the Monthly Loan Principal Differential multiplied by the Monthly Interest Differential.

“Monthly Loan Principal Differential” means the differential calculated at the end of each month, commencing the month in which prepayment is made until the Maturity Date of the Loan, between (i) the Loan balance outstanding owing to the Lender at the end of each month without regard for the prepayment; and (ii) the Loan balance owing to the Lender outstanding at the end of each month after giving effect to the prepayment.

“Monthly Interest Differential” means the differential between (i) the Loan Interest Rate divided by 12; and (ii) the Monthly Discount Rate. In the event that the Monthly Interest Differential is less than zero, the Make Whole Premium shall be zero.

“Maturity Date” has the meaning set out in Section 1.1(uu) of the Loan Agreement.

“Monthly Discount Rate” means the Monthly Equivalent Reinvestment Rate divided by 12.

“Monthly Equivalent Reinvestment Rate” means the annual interest rate compounded monthly that is equivalent to the Reinvestment Rate compounded monthly.

“Reinvestment Rate” means the Government of Canada Bond Rate plus 50 basis points.

“Government of Canada Bond Rate” means the average annual yield to maturity on a Government of Canada bond, compounded semi-annually, with a term equal to the then remaining term to the Maturity Date of the Loan, as published in a nationally recognized financial business publication, in effect at the close of business (Toronto time) two (2) Business Days prior to the date of determination.

“Loan Interest Rate” has the meaning set out in Section 1.1(qq) of the Loan Agreement.

SCHEDULE 8.1(k)(iv)

COMPLIANCE CERTIFICATE

TO:	THE MANUFACTURERS LIFE INSURANCE COMPANY (“Manulife”)
AND TO:	[INSERT]
FROM:	PRIMUS TELECOMMUNICATIONS CANADA INC. (the “Borrower”)
RE:	SECOND AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF January , 2006, (the “LOAN AGREEMENT”) AMONG, THE BORROWER, 3082833 NOVA SCOTIA COMPANY AND MANULIFE

All capitalized terms used in this Certificate shall have the meaning ascribed thereto in the Loan Agreement unless otherwise indicated.

We,                                         , President, and                                         , Vice-President, Finance and Chief Financial Officer of the Borrower, do hereby certify in our capacity as officers of, and for and on behalf of the Borrower, and without personal liability, that [during the fiscal quarter of the Borrower from                                , to                                  or the fiscal year of the Borrower ended •, 20     (the “Period”)]:

2. Calculations: For the purposes of the calculation of the Borrower’s compliance with certain covenants contained in the Loan Agreement for the Period, the following was utilized:

(a) Current Assets	=	$•

(b) Current Liabilities	=	$•

(c) EBITDA	=	$•

(d) Interest Expense	=	$•

(e) Total Debt	=	$•

(f) Amounts paid to Shareholder, Parent PTI, and IRC in past twelve months other than payments for international traffic.

3. Minimum EBITDA – Section 8.1 (t): EBITDA for each of the last quarter in the Period was •

4. Leverage Ratio - Section 8.1(u): The Leverage Ratio at the end of the Period was •.

5. Current Ratio - Section 8.1(v): The Current Ratio at the end of the Period was •.

6. Forecasted EBITDA – Section 8.1 (w): Forecasted EBITDA for the twelve month period ending on the 1st anniversary of the last day of the Period is greater than/less than [delete one] $42,000,000.

7. Cash Balance- Section 8.1 (x) – The cash balance at the end of the Period calculated in accordance with Section 8.1 (x) was $•.

8. Distributions - Sections 8.2(h) and (v): No distributions or payments of any kind have been made contrary to Sections 8.2(h) or (v) of the Loan Agreement.

9. Capital Expenditures - Section 8.2(j): Capital Expenditures during the current fiscal year to the end of the current Period are $•.

10. Margin – Section 8.2(z). The amount of accounts receivable of the Borrower calculated as described in section 8.2(z) at the end of the Period was •.

11. All representations and warranties contained in the Loan Agreement are true and correct as of the date hereof and there exists no Event of Default under the Loan Agreement as of the date hereof.

[If any of the above items are not in compliance with the Loan Agreement, provide reasonable details of non-compliance and corrective measures.]

CERTIFIED this      day of                     , 200•.

President

Vice-President, Finance and
Chief Financial Officer